EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

among

AMBRELL HOLDINGS, LLC,

AMBRELL CORPORATION,

GRAYCLIFF PRIVATE EQUITY PARTNERS III LP,

HUDSON RIVER CO-INVESTMENT FUND II LP

and

INTEST CORPORATION

dated as of

May 24, 2017

ii

EXHIBITS
Exhibit A	Indemnity Escrow Agreement
Exhibit B	Adjustments for computation of Adjusted EBITDA
Exhibit C	Seller Equityholder Release

SCHEDULES
Schedule 1 - 2017 Accrued Management Bonus
Schedule 2.03(b)(iv) - Estimated Closing Working Capital Statement
Schedule 2.03(d) - Transaction Bonuses
Schedule 3.01(a) - Seller Indemnitor Jurisdiction
Schedule 3.01(e) - Seller and Seller Indemnitor - Third Party Consent or Notice
Schedule 3.02(a) - Qualified to do Business
Schedule 3.02(b) - Company - Third Party Consent or Notice
Schedule 3.02(c) - Directors and Officers
Schedule 3.04(a) - Subsidiaries
Schedule 3.04(b) - Auditors and Secondary Establishments
Schedule 3.05 - Financial Statements
Schedule 3.06 - Undisclosed Liability
Schedule 3.07(d) - Issuance of Interest
Schedule 3.07(i) - Amendment to Contracts
Schedule 3.07(l) - Postponement of Accounts
Schedule 3.07(n) - Settlement Agreements
Schedule 3.07(t) - Absence of Certain Changes, Events and Conditions in Compensation
Schedule 3.07(y) - New Line of Business or Abandonment of Business Line
Schedule 3.08(a) - Material Contracts
Schedule 3.09(a) - Permitted Encumbrances
Schedule 3.09(b) - Real Property
Schedule 3.09(e) - Former Real Property
Schedule 3.11(a) - Intellectual Property
Schedule 3.11(b) - Intellectual Property Agreements
Schedule 3.11(c) - Employee Assignment of Intellectual Property
Schedule 3.11(c) - Appendix 1(a)
Schedule 3.11(c) - Appendix 1(b)
Schedule 3.11(c) - Appendix 2(a)
Schedule 3.11(c) - Appendix 2(b)
Schedule 3.11(c) - Appendix 3(a)
Schedule 3.11(c) - Appendix 3(b)
Schedule 3.11(d) - Employee Confidentiality
Schedule 3.11(j) - Security Breach of the System
Schedule 3.12 - Inventory on Consignment
Schedule 3.13 - Accounts Receivable
Schedule 3.14(a) - Material Customers
Schedule 3.14(b) - Material Suppliers
Schedule 3.15 - Insurance
Schedule 3.16 - Legal Proceedings; Governmental Orders
Schedule 3.17(b) - Compliance With Laws; Permits

iii

Schedule 3.18(a) - Compliance with Environmental Laws
Schedule 3.18(b) - Environmental Permits
Schedule 3.18(d) - Release of Hazardous Materials
Schedule 3.18(e) - Storage Tanks
Schedule 3.18(i) - Migration of Hazardous Materials
Schedule 3.19(a) - Product Liability
Schedule 3.19(b) - Product Liability and Product Warranty
Schedule 3.20(a) - Employee Benefit Plans
Schedule 3.20(d) - Employee Benefit Plan Compliance
Schedule 3.20(g) - Termination of Benefit Plans
Schedule 3.20(j) - Amendments to Benefit Plans
Schedule 3.20(n) - Pension Contribution
Schedule 3.20(o) - Effect of the Transaction
Schedule 3.21(a) - List of Employees
Schedule 3.21(b) - Employment Agreements
Schedule 3.21(d) - Employment Compliance and Claims
Schedule 3.22(a) - Tax Returns Not Timely Filed, Taxes Not Timely Paid
Schedule 3.22(f) - Taxes
Schedule 3.22(h) - Taxes
Schedule 3.22(j) - Taxes
Schedule 3.22(p) - Distribution of Stock
Schedule 3.22(r) - Taxable Jurisdictions
Schedule 3.24 - Related Party Transactions
Schedule 3.25 - Bank Accounts; Power of Attorney

iv

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement"), dated as of May 24, 2017, is entered into between AMBRELL HOLDINGS, LLC, a Delaware limited liability company ("Seller"), AMBRELL CORPORATION, a New York corporation (the "Company"), GRAYCLIFF PRIVATE EQUITY PARTNERS III LP, a Delaware limited partnership ("Graycliff"), HUDSON RIVER CO-INVESTMENT FUND II LP, a Delaware limited partnership ("Hudson River"), and INTEST CORPORATION, a Delaware corporation ("Buyer").

BACKGROUND

      A. Seller is the holder of all of the issued and outstanding shares of capital stock of the Company, par value $0.01 per share (the "Shares").

      B. The Seller wishes to sell to Buyer, and Buyer wishes to purchase from the Seller, the Shares, subject to the terms and conditions set forth herein.

      C. To induce Buyer to enter into this Agreement and perform its obligations hereunder, the Company and the Seller Indemnitors desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

"2014 Merger Agreement" means that certain Contribution and Merger Agreement by and among Seller, Heat Merger Sub, Inc., the Company, and Richard H. Rosenbloom, dated as of April 8, 2014.

"2017 Accrued Management Bonus" means the actual amount of management bonuses earned based on calendar year 2017 financial results that accrued for that portion of the calendar year prior to the Closing, as set forth on Section 1 of the Disclosure Schedules.

"2017 Additional Purchase Price" means an amount equal to the excess of (i) eight times the Adjusted EBITDA for the calendar year ending December 31, 2017, over (ii) the Base Purchase Price; but in no event will the 2017 Additional Purchase Price be less than zero.

"2018 Additional Purchase Price" means an amount equal to the excess of (i) eight times the Adjusted EBITDA for the calendar year ending December 31, 2018, over (ii) the sum of the Base Purchase Price and the 2017 Additional Purchase Price; but in no event will the 2018 Additional Purchase Price be less than zero.

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, mediation, notice of violation, proceeding, litigation, citation, summons, or subpoena, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity or governmental or administrative investigation or audit.

"Adjusted EBITDA" means, with respect to a period, the earnings of the Company and the Subsidiaries on a consolidated basis for that period before interest, Taxes, depreciation and amortization, determined in accordance with GAAP applied based on the consolidated statement of income of the Company and the Subsidiaries for the period in question that is used in connection with the preparation of the audited financial statements of Buyer for that period, using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Audited Financial Statements for the year ended December 31, 2016, but taking into account the adjustments and expense allocations described on Exhibit B.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Associated Person" means, in relation to a Person (including an employee, agent or Subsidiary) who performs or has performed services for or on behalf of that Person.

"Audited Financial Statements" has the meaning set forth in Section 3.05.

"Balance Sheet" has the meaning set forth in Section 3.05.

"Balance Sheet Date" has the meaning set forth in Section 3.05.

"Base Purchase Price" has the meaning set forth in Section 2.02(b).

"Basket" has the meaning set forth in Section 7.04(a).

"Benefit Plan" has the meaning set forth in Section 3.20(a).

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Philadelphia, Pennsylvania are authorized or required by Law to be closed for business.

"Buyer" has the meaning set forth in the preamble.

"Buyer Indemnitees" has the meaning set forth in Section 7.02.

"Buyer's Accountants" means RSM US LLP.

"Cap" has the meaning set forth in Section 7.04(a).

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 et seq.

"Change of Control" means the occurrence of any of the following events occurring after the Closing and during the Earn-Out Period: (i) any Person or group of Persons other than Buyer (or in the cases of any Subsidiary, other than the Company) becoming the direct owner of equity securities of the Company or any Subsidiary, as applicable, representing thirty percent (30%) or more of the total voting power of the Company's or any Subsidiary's then outstanding voting securities; (ii) the approval or occurrence of a merger or consolidation of any the Company or any Subsidiary into any other Person; or (iii) the sale or winding up of the Company or any Subsidiary, including through a sale of all or a material portion of the assets of the Company or any Subsidiary; provided that that none of the following will constitute a Change of Control: (x) any issuance of, or change in record or beneficial ownership of, equity securities of Buyer or of any direct or indirect owner of equity securities of Buyer, (y) any merger or consolidation of any Subsidiary into the Company or into any other Subsidiary, or (z) any merger or consolidation of the Company or any Subsidiary into any other person for the purpose of internal reorganization or to effect a change in the jurisdiction of incorporation or organization of the Company or any Subsidiary.

"Claim Notice" has the meaning set forth in Section 7.05(a).

"Closing" has the meaning set forth in Section 2.06.

"Closing Cash Amount" means the amount of cash and cash equivalents of the Company and the Subsidiaries determined as of the close of business on the Closing Date.

"Closing Date" has the meaning set forth in Section 2.06.

"Closing Purchase Price" has the meaning set forth in Section 2.02(b).

"Closing Statement" has the meaning set forth in Section 2.04(a)(i).

"Closing Working Capital" means: (a) the Current Assets of the Company and the Subsidiaries on a consolidated basis, less (b) the Current Liabilities of the Company and the Subsidiaries on a consolidated basis, determined as of the close of business on the Closing Date (taking into account the payments actually made at Closing of the Indebtedness and the Company Transaction Expenses).

"Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

"Communication" means any notice, request, demand, claim or communication required or permitted to be given to a party under this Agreement.

"Company" has the meaning set forth in the recitals.

"Company Intellectual Property" means all Intellectual Property that is owned or held for use by the Company or any Subsidiary.

"Company Inventions" has the meaning set forth in Section 3.11(c).

"Company IP Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company or any Subsidiary is a party, beneficiary or otherwise bound.

"Company IP Registrations" means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

"Company Transaction Expenses" means all costs and expenses (including legal fees and expenses) arising from or incident to this Agreement, the other Transaction Documents and the transactions contemplated thereby that are incurred on or prior to the Closing Date by the Company or any of the Subsidiaries and remain unpaid as of the Closing Date.

"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral, but excluding Benefit Plans.

"Current Assets" means, with respect to the Company and the Subsidiaries on a consolidated basis, prepaid expenses, accounts receivable net of a reserve for bad debts, and inventory net of a reserve for obsolescence and reduced by excessive inventories, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company's Affiliates (other than Subsidiaries), directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP consistently applied in the manner used to prepare the Financial Statements.

"Current Liabilities" means, with respect to the Company and the Subsidiaries on a consolidated basis, accounts payable, accrued Taxes and accrued expenses, but excluding (i) Indebtedness and Company Transaction Expenses paid at Closing and (ii) the 2017 Accrued Management Bonuses, determined in accordance with GAAP consistently applied in the manner used to prepare the Financial Statements.

"Direct Claim" has the meaning set forth in Section 7.05(c).

"Disclosure Schedules" means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

"Disputed Amounts" has the meaning set forth in Section 2.04(b)(iii).

"Dollars" or "$" means the lawful currency of the United States.

"Earn-Out Disputed Amounts" has the meaning set forth in Section 2.05(b)(iii).

"Earn-Out Payments" means any amounts paid in respect of the 2017 Additional Purchase Price and the 2018 Additional Purchase Price, as applicable.

"Earn-Out Period" means the period beginning on the Closing Date and ending at the close of business on December 31, 2018.

"Earn-Out Resolution Period" has the meaning set forth in Section 2.05(b)(ii).

"Earn-Out Review Period" has the meaning set forth in Section 2.05(b)(i)

"Earn-Out Statement" has the meaning set forth in Section 2.05(a).

"Earn-Out Statement of Objections" has the meaning set forth in Section 2.05(b)(ii)

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof), noise, odor, vibration, or the protection of natural resources, endangered or threatened species, human health or safety, the health or safety of employees, contractors or other visitors to any location owned, leased or used by the Company or any Subsidiary, or the environment (including ambient air, soil, sediment, surface water or groundwater, drinking water, subsurface strata or the control of noise, odor or vibration); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Sections 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. Sections 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. Sections 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. Sections 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Sections 651 et seq.

"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"ERISA Affiliate" means all employers (whether or not incorporated) that would be treated together with the Company as a "single employer" within the meaning of Section 414 of the Code.

"Escrow Agent" means JPMorgan Chase Bank, N.A.

"Estimated Closing Cash Amount" means the estimated amount of the Closing Cash Amount, as set forth on the Estimated Closing Statement.

"Estimated Closing Statement" has the meaning set forth in Section 2.03(b)(iv).

"Estimated Closing Working Capital" means the estimated amount of the Closing Working Capital, as set forth on the Estimated Closing Statement.

"Financial Statements" has the meaning set forth in Section 3.05.

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Graycliff" has the meaning set forth in the preamble.

"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, or toxic, under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

"Hudson River" has the meaning set forth in the preamble.

"Indebtedness" means (i) all indebtedness of the Company or any Subsidiary for borrowed money or any guaranty by the Company or any Subsidiary of the indebtedness of any third party; (ii) all indebtedness of the Company or any Subsidiary that is secured by any Encumbrance on property owned subject to such Encumbrance, whether or not the indebtedness so secured has been assumed; (iii) all obligations of the Company or any Subsidiary under any capital lease; (iv) all obligations of the Company or any Subsidiary under any interest rate swap or other swap, collar, cap, hedging arrangement or other similar arrangement; (v) liabilities or obligations of the Company or any Subsidiary (including payables) to Seller or any Affiliate of a Seller; (vi) all unpaid Taxes the payment of which is due or past due; (vii) all obligations of the Company or any Subsidiary to pay any bonus, severance pay or other payment upon the Closing or by reason of the closing of the transactions contemplated under this Agreement to any current or former director, officer, employee, independent contractor or consultant of the Company or any Subsidiary in his or her capacity as such; (viii) all accrued but unpaid director's fees, board fees or management fees including without limitation all obligations of the Company or any Subsidiary that relate to the satisfaction of the condition set forth in Section 2.03(b)(viii) of this Agreement; (ix) any amounts outstanding pursuant to the agreements disclosed on Section 3.07(l) and Section 3.07(t) of the Disclosure Schedules; and (x) all obligations of the Company or any Subsidiary arising under guarantees of a liability of a type described in any of clauses (i) through (ix) above. Indebtedness includes, with respect to the preceding items, principal of and accrued interest, all prepayment penalties, breakage costs, termination fees or break-up fees, make-whole payments and premiums, fees, and other amounts due upon prepayment thereof or payable as a result of the transactions contemplated by this Agreement.

"Indemnified Party" has the meaning set forth in Section 7.05.

"Indemnifying Party" has the meaning set forth in Section 7.05.

"Indemnity Escrow Account" means the account in which the Escrow Agent holds the amounts that are to be held in escrow pursuant to the Indemnity Escrow Agreement.

"Indemnity Escrow Agreement" means an Indemnity Escrow Agreement dated as of the Closing Date, in the form of Exhibit A attached hereto, between Buyer, Seller and the Escrow Agent.

"Indemnity Escrow Amount" means $2,200,000.00.

"Independent Accountant" has the meaning set forth in Section 2.04(b)(iii).

"Insurance Policies" has the meaning set forth in Section 3.15.

"Intellectual Property" means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) rights in the nature of copyright, works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) semiconductor chips and mask works; (h) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; (i) all rights to any Actions of any nature available to or being pursued by that Person to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages, and (j) all registrations and pending registrations relating to any such rights, the benefit of any pending registrations for any such rights and the right to apply for registrations of such rights.

"Interim Balance Sheet" has the meaning set forth in Section 3.05.

"Interim Balance Sheet Date" has the meaning set forth in Section 3.05.

"Interim Financial Statements" has the meaning set forth in Section 3.05.

"Knowledge of Seller" or the "Seller's Knowledge" or any other similar knowledge qualification, means with respect to each of Andrew P. Trigg, Anthony C. Mazzullo, Lisa Ludwig and Dr. Girish Dahake, the knowledge that such person actually has or should have after reasonable inquiry consistent with such person's position with the Company.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other legally binding requirement or rule of law of any Governmental Authority.

"Liabilities" has the meaning set forth in Section 3.06.

"Losses" means losses, damages, lost profits, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Seller or the Company to consummate the transactions contemplated hereby; provided, however, that no change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been a Material Adverse Effect, to the extent that such change, circumstance, effect, event or fact results from, arises out of, or relates to (i) a general deterioration in the economy; (ii) changes in the economic conditions prevalent in the industry in which the Company and its Subsidiaries operate (including changes in Laws affecting the industry in which the Company and its Subsidiaries operate); (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (iv) any hurricane, tornado, flood, earthquake or other natural disaster; (v) any change in accounting requirements or principles imposed upon the Company, its Subsidiaries or their respective businesses or any change in Laws, or the interpretation thereof; (vi) actions taken by Buyer or any of its Affiliates; (vii) the disclosure of the fact that Buyer is the prospective acquirer of the Company; (viii) the execution of this Agreement, or the announcement, disclosure or pendency of the transactions contemplated by this Agreement or any other agreement related hereto; (ix) the process undertaken by the Company with respect to a potential sale of the Company, including any announcement or disclosure of the Company's intention to review a potential sale of the Company; or (x) compliance with the terms of, or the taking of any action required by, or consented to by Buyer in accordance with this Agreement or any other agreement related hereto; provided that the change or effects in any of the applicable foregoing clauses shall not be excluded to the extent that the Company or any Subsidiary, individually or in the aggregate, is disproportionately impacted relative to other participants in the industry in which the Company and the Subsidiaries operate.

"Material Contracts" has the meaning set forth in Section 3.08(a).

"Material Customers" has the meaning set forth in Section 3.14(a).

"Material Suppliers" has the meaning set forth in Section 3.14(b).

"Multiemployer Plan" has the meaning set forth in Section 3.20(d).

"Non-U.S. Benefit Plan" has the meaning set forth in Section 3.20(a).

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

"Permitted Encumbrances" has the meaning set forth in Section 3.09(a).

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Post-Closing Adjustment" has the meaning set forth in Section 2.04(a)(ii).

"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

"Purchase Price" has the meaning set forth in Section 2.02(a).

"Qualified Benefit Plan" has the meaning set forth in Section 3.20(d).

"Real Property" means the real property owned, leased or subleased by the Company or any Subsidiary, together with all buildings, structures and facilities located thereon.

"Real Property Lease" has the meaning set forth in Section 3.09(c).

"Related Party" means (i) any stockholder of the Company or any Affiliate of a stockholder of the Company; and (ii) any director or officer of the Company or of any Subsidiary, any member of the immediate family of such a person, or any Affiliate of any of the foregoing.

"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, dumping, abandonment, or disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"Releasees" has the meaning set forth in Section 5.05.

"Releasors" has the meaning set forth in Section 5.05.

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Resolution Period" has the meaning set forth in Section 2.04(b)(ii).

"Review Period" has the meaning set forth in Section 2.04(b)(i).

"Seller" has the meaning set forth in the preamble.

"Seller Equityholder Releases" means releases, each in the form attached hereto as Exhibit C, executed by each of the equityholders of Seller.

"Seller Indemnitees" has the meaning set forth in Section 7.03.

"Seller Indemnitor" means each of Graycliff and Hudson River, individually, and "Seller Indemnitors" means Graycliff and Hudson River, collectively.

"Seller Indemnitor's Pro Rata Share" means 24.69% in the case of Graycliff, and 47.64% in the case of Hudson River.

"Seller Representative" has the meaning set forth in Section 8.01(a).

"Shares" has the meaning set forth in the recitals.

"Statement of Objections" has the meaning set forth in Section 2.04(b)(ii).

"Straddle Period" means a taxable period that begins before and ends after the Closing Date.

"Subsidiary" has the meaning set forth in Section 3.04(a).

"Systems" has the meaning set forth in Section 3.11(j).

"Target Working Capital" means $2,686,263.00.

"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, value added, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, escheat, abandoned or unclaimed property, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Benefit Obligations" means the obligations of Seller and the Company to pay the amounts set forth in Section 9.6 of the 2014 Merger Agreement.

"Tax Claim" has the meaning set forth in Section 6.02.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party Claim" has the meaning set forth in Section 7.05(a).

"Transaction Bonuses" means the bonuses in the aggregate amount equal to $175,000 to be paid out of that certain bonus pool created by the Company pursuant to that certain Joint Written Consent of the Board of Directors and Sole Shareholder of the Company dated March 24, 2017.

"Transaction Documents" means this Agreement, the Indemnity Escrow Agreement, the Seller Equityholder Releases, and the employment agreement of Anthony C. Mazzullo.

"Union" has the meaning set forth in Section 3.21.

"VAT" means value added tax chargeable under the Value Added Tax Act 1994 or under any legislation replacing it and any similar, additional, alternative or equivalent tax imposed in the United Kingdom or in any other jurisdiction.

"WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
PURCHASE AND SALE

      Section 2.01 Purchase and Sale.

Subject to the terms and conditions set forth herein, at the Closing, the Seller hereby sells the Shares to Buyer, and Buyer hereby purchases the Shares from the Seller, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

      Section 2.02 Closing Purchase Price; Payments at Closing.

            (a)   The purchase price for the Shares (the "Purchase Price"), subject to adjustment pursuant to Section 2.04 hereof, shall consist of the Closing Purchase Price (as adjusted by the Post-Closing Adjustment, if any), the 2017 Additional Purchase Price (if any), and the 2018 Additional Purchase Price (if any). Notwithstanding anything to the contrary in this Agreement, in no event will the sum of the Base Purchase Price, the 2017 Additional Purchase Price and the 2018 Additional Purchase Price exceed $40,000,000.00.

            (b)   The "Closing Purchase Price" shall be equal to $22,000,000.00 (the "Base Purchase Price") plus the excess of the Estimated Closing Working Capital over the Target Working Capital, or minus the excess of the Target Working Capital over the Estimated Closing Working Capital, as the case may be, plus the Estimated Closing Cash Amount.

            (c)   At the Closing, Buyer shall pay the following amounts:

                  (i)   To the Escrow Agent, the Indemnity Escrow Amount to be held by the Escrow Agent pursuant to the terms of the Indemnity Escrow Agreement.

                  (ii)   On behalf of the Company and the Subsidiaries, Buyer shall pay or cause the Company or the relevant Subsidiaries to pay, the aggregate amount of Indebtedness of the Company and the Subsidiaries as of the Closing Date, as set forth on the Flow of Funds Schedule, pursuant to payoff letters delivered by the relevant payees to Buyer in form and substance reasonably satisfactory to Buyer.

                   (iii)   On behalf of the Company, the Subsidiaries, or the Seller as applicable, Buyer shall pay or cause the Company or the relevant Subsidiaries to pay, the aggregate amount of the Company Transaction Expenses as set forth on the Flow of Funds Schedule.

                  (iv)   To the Seller, an amount equal to the Closing Purchase Price reduced by the amounts described in the foregoing clauses (i)-(iii).

      Section 2.03 Transactions to be Effected at the Closing.

            (a)   At the Closing, Buyer shall deliver to Seller the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing.

            (b)   At the Closing, the Seller shall deliver to Buyer:

                   (i)   stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto.

                   (ii)   the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing.

                   (iii)   An instrument terminating the Employment Agreement dated effective as of May 26,2015 between the Company and Anthony C. Mazzullo.

                   (iv)   A statement, substantially in the form set forth in Section 2.03(b)(iv) of the Disclosure Schedules and in form and substance reasonably acceptable to Buyer (the "Estimated Closing Statement"), that consists of an estimated consolidated balance sheet of the Company and the Subsidiaries as of the close of business on the Closing Date and setting forth in reasonable detail the Estimated Closing Working Capital (i.e., the Company's estimated calculation of the Closing Working Capital), and the Estimated Closing Cash Amount.

                   (v)   A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company and each Subsidiary certifying that attached thereto are (A) true and correct copies of the certificate of incorporation (or equivalent) and bylaws (or equivalent) of the Company or such Subsidiary, as the case may be, as are in effect at that time and that the same have not been amended, modified, superseded or terminated; and (B) true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company or such Subsidiary is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

                   (vi)   A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

                   (vii)   Opinions of counsel to the Company and to each of the Seller Indemnitors, in a form in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type set forth therein.

                   (viii)   Documents reasonably acceptable to Buyer that confirm the termination of (A) any management agreement or similar agreement between the Company or any Subsidiary on the one hand, and any Seller Indemnitor, or any Affiliate of any Seller Indemnitor on the other hand, and (B) the consulting agreements or arrangements between the Company on the one hand, and each of Hugh Quigley and Richard Rosenbloom on the other hand, in each case without any further liability or obligation on the part of the Company or any Subsidiary.

                   (ix)   Resignations of the directors of the Company other than Anthony C. Mazzullo.

                   (x)   A good standing certificate (or its equivalent) for the Company and each Subsidiary from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company or such Subsidiary, as the case may be, is organized.

                   (xi)   A certificate of the Company pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h) that the stock of the Company is not a U.S. real property interest within the meaning of Sections 897 and 1445 of the Code.

                   (xii)   A flow of funds schedule (the "Flow of Funds Schedule"), in form reasonably acceptable to Buyer, setting forth in reasonable detail the amounts to be paid and the payoff instructions for the payments to be made by Buyer at Closing under Section 2.02(c), together with payoff letters, or evidence that payoff amounts have been satisfied or paid in full, of all such amounts and providing that Buyer or its designee shall be authorized under each payoff letter to unilaterally terminate all Uniform Commercial Code financing statements and any equivalent foreign filings in favor of the relevant payee or obligee upon making payment thereto in accordance with its payment instructions.

                   (xiii)   Documents reasonably acceptable to Buyer that establish that the only persons authorized to sign or otherwise act with respect to all bank accounts, lockbox accounts and safe deposit boxes of the Company and each Subsidiary are persons designated by Buyer or its designee.

                   (xiv)   Such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

            (c)   At the Closing, Buyer shall deliver to Richard H. Rosenbloom, in his capacity as Securityholders' Representative under the 2014 Merger Agreement (the "Securityholders' Representative"), Twenty-Five Thousand Dollars ($25,000) by wire transfer of immediately available funds to an account designated by the Securityholders' Representative in consideration of the Securityholders' Representative releasing on behalf of the Securityholders (as defined in the 2014 Merger Agreement) all claims to receive payment of the Tax Benefit Obligations pursuant to that certain Release of Tax Benefit Obligation of even date herewith. The parties acknowledge and agree that the payment being made under this Section 2.03(c) is not being paid to Seller and does not constitute Purchase Price.

            (d)   On the Closing Date and prior to the effective time of the Closing as specified in Section 2.06, the Company shall pay the Transaction Bonuses by wire transfer of immediately available funds in the amounts and to the individuals set forth in Section 2.03(d)of the Disclosure Schedules.

      Section 2.04 Purchase Price Adjustment.

            (a)   Post-Closing Adjustment.

                   (i) Within 60 days after the Closing Date, Buyer shall prepare and deliver to the Seller Representative a statement setting forth its calculation of Closing Working Capital and Closing Cash Amount, which statement shall contain a consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital and Closing Cash Amount (the "Closing Statement") and a certificate of the Chief Financial Officer of Buyer that the Closing Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation, accrual and estimation methodologies that were used in the preparation of the Balance Sheet.

                   (ii)   The "Post-Closing Adjustment" shall be an amount equal to the Closing Working Capital plus the Closing Cash Amount minus the Estimated Closing Working Capital minus the Estimated Closing Cash Amount. If the Post-Closing Adjustment is a positive number, Buyer shall pay to the Seller an amount equal to the Post-Closing Adjustment as provided in Section 2.04(b)(vi). If the Post-Closing Adjustment is a negative number, the Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment as provided in Section 2.04(b)(vi).

            (b)   Examination and Review.

                   (i)   EXAMINATION. After receipt of the Closing Statement, the Seller Representative shall have 30 days (the "Review Period") to review the Closing Statement. During the Review Period, the Seller Representative and Seller's accountants are to be afforded full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer's Accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Buyer's possession) relating to the Closing Statement as the Seller Representative may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer or the Company.

                   (ii)   OBJECTION. On or prior to the last day of the Review Period, the Seller Representative may object to the Closing Statement by delivering to Buyer a written statement setting forth the Seller Representative's objections in reasonable detail, indicating each disputed item or amount and the basis for the Seller Representative's disagreement therewith (the "Statement of Objections"). If the Seller Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by the Seller Representative. If the Seller Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and the Seller Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the "Resolution Period"), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Buyer and the Seller Representative, shall be final and binding.

                   (iii)   RESOLUTION OF DISPUTES. If the Seller Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute ("Disputed Amounts") shall be submitted for resolution to the office of BDO USA, LLP or, if BDO USA, LLP is unable to serve, Buyer and the Seller Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller's accountants or Buyer's Accountants (the "Independent Accountant") who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, and the Closing Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.

                   (iv)   FEES OF THE INDEPENDENT ACCOUNTANT. The fees and expenses of the Independent Accountant shall be paid by the Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

                   (v)   DETERMINATION BY INDEPENDENT ACCOUNTANT. The Seller Representative and Buyer shall use commercially reasonable efforts to cause the Independent Accountant to make a determination within 30 days (or such other time as the parties hereto shall agree in writing) after the engagement of the Independent Accountant, and the Independent Accountant's resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto. Such determination is to be in writing and is to promptly be delivered to the Seller Representative and the Buyer.

(vi) PAYMENTS OF POST-CLOSING ADJUSTMENT. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or the Seller Representative, as the case may be; provided that in the case of a Post-Closing Adjustment that decreases the Purchase Price ("Downward Adjustment"), the amount of such Post-Closing Adjustment is to be paid first from the Indemnity Escrow Account, and, to the extent the Indemnity Escrow Accounts contains insufficient funds to pay the entire Downward Adjustment, the Seller shall be liable to pay the balance of that Downward Adjustment to the Buyer (and the Seller Indemnitors hereby guarantee the Seller's obligation to make such payment).

                   (vii) ADJUSTMENTS FOR TAX PURPOSES. Any payments made pursuant to this Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

      Section 2.05 Earn-Out Payments.

            (a)   Earn-Out Determination. As promptly as practicable after the Adjusted EBITDA is computed for each of calendar 2017 and 2018, as applicable, but in no event later than March 31, 2018 or March 31, 2019, respectively, Buyer shall prepare and deliver to the Seller Representative a statement setting forth its calculation of the applicable Earn-Out Payment (each, an "Earn-Out Statement") and a certificate of the Chief Financial Officer of Buyer that the Earn-Out Statement was prepared in accordance with the definition of Adjusted EBITDA set forth herein.

            (b)   Examination and Review.

                   (i)   EXAMINATION. After receipt of the Earn-Out Statement, the Seller Representative shall have 30 days (the "Earn-Out Review Period") to review the Earn-Out Statement. During the Earn-Out Review Period, the Seller Representative and Seller's accountants are to be afforded full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer's Accountants to the extent that they relate to the Earn-Out Statement and to such historical financial information (to the extent in Buyer's possession) relating to the Earn-Out Statement as the Seller Representative may reasonably request for the purpose of reviewing the Earn-Out Statement and to prepare the Earn-Out Statement of Objections (defined below), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer or the Company.

                   (ii)   OBJECTION. On or prior to the last day of the Earn-Out Review Period, the Seller Representative may object to the Earn-Out Statement by delivering to Buyer a written statement setting forth the Seller Representative's objections in reasonable detail, indicating each disputed item or amount and the basis for the Seller Representative's disagreement therewith (the "Earn-Out Statement of Objections"). If the Seller Representative fails to deliver the Earn-Out Statement of Objections before the expiration of the Earn-Out Review Period, the Earn-Out Statement and the applicable Earn-Out Payment reflected in the Earn-Out Statement shall be deemed to have been accepted by the Seller Representative. If the Seller Representative delivers the Earn-Out Statement of Objections before the expiration of the Earn-Out Review Period, Buyer and the Seller Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Earn-Out Statement of Objections (the "Earn-Out Resolution Period"), and, if the same are so resolved within the Earn-Out Resolution Period, the applicable Earn-Out Payment and the Earn-Out Statement with such changes as may have been previously agreed in writing by Buyer and the Seller Representative, shall be final and binding.

                   (iii) RESOLUTION OF DISPUTES. If the Seller Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Earn-Out Statement of Objections before expiration of the Earn-Out Resolution Period, then any amounts remaining in dispute ("Earn-Out Disputed Amounts") shall be submitted for resolution to the Independent Accountant who, acting as experts and not arbitrators, shall resolve the Earn-Out Disputed Amounts only and make any adjustments to the applicable Earn-Out Payment, and the Earn-Out Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Earn-Out Disputed Amount must be within the range of values assigned to each such item in the Earn-Out Statement and the Earn-Out Statement of Objections, respectively.

                   (iv)  FEES OF THE INDEPENDENT ACCOUNTANT. The fees and expenses of the Independent Accountant shall be paid by the Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Seller or Buyer, respectively, bears to the aggregate amount actually contested by the Seller Representative and Buyer.

                   (v)   DETERMINATION BY INDEPENDENT ACCOUNTANT. The Seller Representative and Buyer shall use commercially reasonable efforts to cause the Independent Accountant to make a determination within 30 days (or such other time as the parties hereto shall agree in writing) after the engagement of the Independent Accountant, and the Independent Accountant's resolution of the Earn-Out Disputed Amounts and their adjustments to the Earn-Out Statement and/or the applicable Earn-Out Payment shall be conclusive and binding upon the parties hereto. Such determination is to be in writing and is to promptly be delivered to the Seller Representative and the Buyer.

                   (vi)   PAYMENTS OF EARN-OUT PAYMENT. Except as otherwise provided herein, any payment of the applicable Earn-Out Payment shall (A) be due (x) within five Business Days of acceptance of the applicable Earn-Out Statement or (y) if there are Earn-Out Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by the Seller Representative to Buyer.

                   (vii)   ADJUSTMENTS FOR TAX PURPOSES. Any payments made pursuant to this Section 2.05 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

            (c)   Covenants Regarding Earn-Out Payments. The Buyer shall operate the business of the Company and the Subsidiaries during the Earn-Out Period in good faith and in a commercially reasonable manner. In particular, during the Earn-Out Period:

                   (i)   the business of the Company and any Subsidiaries shall be maintained and accounted for as an independent, consolidated group and not combined with any other current or future business operations of the Buyer or any of its Affiliates;

                   (ii)   the Buyer shall not take, nor allow the Company or any Subsidiary to take, any action with the intention of reducing the Adjusted EBITDA for the Earn-Out Period or with the primary effect of reducing the Adjusted EBITDA for the Earn-Out Period without a legitimate business purpose;

                   (iii) the Buyer shall not, and shall not allow the Company or any Subsidiary to:

                         (A)   shift any sales, customers, suppliers or executives from the Company or any Subsidiary to the Buyer or any of its Affiliates;

                         (B)   compete with the business of the Company or any Subsidiary, directly or indirectly, including through the Buyer's other businesses which are engaged in the provision of products and/or services similar to the products and/or services provided by the Company or any Subsidiary as of the Closing Date;

                         (C)   change any of the Company's or any Subsidiary's revenue recognition or other accounting policies, other than as may be required by applicable Law (and if changes are required by applicable Law, the Company shall, for the limited purpose of calculating Adjusted EBITDA for purposes of determining the amount of the Earn-Out Payments, continue to apply the prior policies so as to not negatively impact the determination of the amount of the Earn-Out Payments); or

                         (D)   assign or transfer any of the Contracts to a different legal entity without counting the Adjusted EBITDA associated with such contracts for the purpose of the calculation of the Earn-Out Payments.

                   (iv)  within thirty days following the end of each calendar month, the Company shall provide the Seller and each Seller Indemnitor with monthly consolidated financial statements of the Company and each Subsidiary, consisting of the consolidated balance sheet of the Company and each Subsidiary and the related consolidated statement of income;

                   (v)   the Company shall hold a meeting of its board of directors once during each calendar quarter, or Buyer shall cause Jim Pelrin or the most senior executive of Buyer to communicate with Graycliff at least once each calendar quarter;

                   (vi)  Buyer and the Company shall cause the Company's most senior executive and most senior finance executive to be reasonably available to meet with Graycliff from time to time; and

                   (vii) Buyer and the Company shall provide information regarding the business, finances and operations of the Company and any Subsidiary as Graycliff may reasonably request from time to time.

            (d)   Acceleration of the Earn-Out. Upon the occurrence of any Change of Control, in full discharge of any remaining obligation to pay any Earn-Out Payments, Buyer shall pay to Seller within five Business Days of the occurrence of such Change of Control, an amount equal to the greater of (i) the amount by which (A) the Company's Adjusted EBITDA determined over the twelve full calendar month period prior to the Change of Control, multiplied by eight (8), exceeds (B) the Base Purchase Price plus the amount of any Earn-Out Payments made prior to the Change of Control; and (ii) the amount calculated as the difference of (A) (I)

$18,000,000, multiplied by (II) a fraction, the numerator of which is the number of days elapsed between the Closing Date and the date of the Change of Control, and the denominator of which is the total number of days between the Closing Date and the last day of the Earn-Out Period, minus (B) the amount of any Earn-Out Payments made prior to the Change of Control.

            (e)   Earn-Out and Management Bonus. Any Earn-Out Payments made will be reduced by the amount of the 2017 Accrued Management Bonus.

      Section 2.06 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the "Closing") to be held at 10:00 a.m., Philadelphia time on the date of this Agreement (the "Closing Date"), at the offices of Saul Ewing LLP, 1500 Market Street, Suite 3800, Philadelphia PA 19102 and by the remote exchange of electronic documents. For all purposes of this Agreement, the effective time of the Closing shall be deemed to be the close of business on the Closing Date.

      Section 2.07 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer is required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

      Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof. Nothing in the Disclosure Schedules will be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedules identify the exception with reasonable particularity and describe the relevant facts in reasonable detail. The inclusion of any information in the Disclosure Schedules shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedules, that such information is required to be listed in the Disclosure Schedules or that such items are material to the Company. The headings, if any, of the individual sections of the Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Disclosure Schedules are arranged in sections corresponding to those contained in this Agreement merely for convenience, and, except as expressly set forth on the Disclosure Schedules but subject to the foregoing, the disclosure of an item in one section of the Disclosure Schedules as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Disclosure Schedules with respect to such other representations or warranties or an appropriate cross reference thereto.

      Section 3.01 Seller and Seller Indemnitors.

            (a)   Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Graycliff is a Delaware limited partnership, and Hudson River is a Delaware limited partnership. The Seller Indemnitors are duly organized, validly existing and in good standing under the laws of the jurisdictions set forth next to their respective names on Section 3.01(a) of the Disclosure Schedules. Each of Seller and Seller Indemnitor has full power and authority to enter into this Agreement and the other Transaction Documents to which it, respectively, is a party, to carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

            (b)   The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller, its managers and its members. The execution and delivery by each Seller Indemnitor of this Agreement and any other Transaction Document to which each Seller Indemnitor is a party, the performance by each Seller Indemnitor of its respective obligations hereunder and thereunder and the consummation by each Seller Indemnitor of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each Seller Indemnitor and its general partner.

            (c)   This Agreement has been duly executed and delivered by Seller and each Seller Indemnitor, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller and each Seller Indemnitor enforceable against it in accordance with its terms. When each other Transaction Document to which Seller or any each Seller Indemnitor is or will be a party has been duly executed and delivered by Seller or that each Seller Indemnitor (assuming due authorization, execution and delivery by each other party thereto), that Transaction Document will constitute a legal and binding obligation of Seller or that each Seller Indemnitor enforceable against it in accordance with its terms.

            (d)   The execution, delivery and performance by Seller and each Seller Indemnitor of this Agreement and the other Transaction Documents to which it respectively is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of its respective certificate of organization, operating agreement, partnership agreement or other organizational documents; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or that each Seller Indemnitor; or (iii) result in the creation or imposition of any Encumbrance on any of the Shares (other than restrictions on the transferability of securities arising under applicable Laws) or on the shares or equivalent equity interests of any Subsidiary. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or any each Seller Indemnitor in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

            (e)   The execution, delivery and performance by Seller and each Seller Indemnitor of this Agreement and the other Transaction Documents to which it respectively is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, except as set forth in Section 3.01(e) of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or that each Seller Indemnitor is a party or by which Seller or that each Seller Indemnitor is bound or to which any of its properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company or any Subsidiary;

      Section 3.02 Organization, Authority and Qualification of the Company; No Conflicts.

            (a)   The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02(a) of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The execution, delivery and performance by the Company of this Agreement and all corporate actions taken by the Company in connection with this Agreement and the other Transaction Documents have been duly authorized by all requisite corporate action on the part of the Company, its board of directors and its stockholder. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

            (b)   The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company or of any Subsidiary; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company or any Subsidiary; (c) except as set forth in Section 3.02(b) of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company or any Subsidiary; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company or any Subsidiary. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

            (c)   Section 3.02(c) of the Disclosure Schedules lists the directors and officers of the Company. To the Seller's Knowledge, there is no basis for the Company to make any claim against any of its current or former directors or officers.

            (d)   To the Seller's Knowledge, there is no basis for any direct or indirect equityholder or creditor of Seller or any other Person to make any claim against the Company, any Subsidiary or Buyer as a result of the Seller's allocation, distribution (or failure to distribute) or payment (or failure to pay) all or any portion of the proceeds of the transactions contemplated by this Agreement to or among Seller's equityholders, creditors or any other Person.

      Section 3.03 Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of common stock, par value $0.01, of which 100 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially, and free and clear of all Encumbrances, by the Seller. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances. All of the Shares, and all other shares of capital stock of the Company issued since its inception, were issued in compliance with applicable Laws, including without limitation securities laws, and the Company, and with the certificate of organization and bylaws of the Company as in force at the time of each such issuance. None of the Shares, nor any other shares of capital stock of the Company issued since its inception, were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person. The Company's issuance of the Shares, and of all other shares of capital stock of the Company issued since its inception, did not give rise to any Liability that remains outstanding. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. The Company does not have any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote.)

      Section 3.04 Subsidiaries.

            (a)   The Company does not have any direct or indirect subsidiaries, or directly or indirectly own any shares of capital stock or equivalent equity interest or any other securities in, any Person, other than the entities listed on Section 3.04(a) of the Disclosure Schedule (the "Subsidiaries"). Section 3.04(a) of the Disclosure Schedule sets forth for each of the Subsidiaries (a) its name and jurisdiction of formation, (b) date of incorporation, (c) its direct parent company, (d) the number of issued and outstanding shares or equity of each class of its capital stock, membership rights or equivalent equity interest, and (e) the names of the directors and officers (or persons holding equivalent positions) of that Subsidiary. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and are validly issued in compliance with applicable Laws, fully paid or credited as fully paid and non-assessable, the latter to the extent applicable in the relevant jurisdiction of formation. Each of the Subsidiaries is duly formed, organized or incorporated (as applicable), validly existing and in good standing (or the equivalent thereof in the relevant jurisdiction of formation, to the extent such concept exists in the relevant jurisdiction of formation) under the laws of its jurisdiction of formation or organization and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Each of the Subsidiaries is duly licensed or qualified to do business and is in good standing (or the equivalent thereof in the relevant jurisdiction of formation) in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. No obligations exist for anyone to make any further contribution with respect to the shares of capital stock (or equivalent equity interest) or membership rights of any Subsidiary. The Company or one or more Subsidiaries (i) hold of record and legally and beneficially own all of the outstanding shares or membership rights of each Subsidiary, free and clear of any Encumbrances except as set forth in Section 3.04(a) of the Disclosure Schedule, and (ii) have full and valid title to such capital stock (or equivalent equity interest) or membership rights of each Subsidiary. Neither the Company nor any Subsidiary controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not a Subsidiary. Neither the Company nor any Subsidiary owns or has agreed to or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person. No third party has the right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any of the Subsidiaries. None of the Subsidiaries has any outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. None of the Subsidiaries has any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote.) There is no Person that was formerly a subsidiary of the Company or of any Subsidiary. There is no basis for any Subsidiary to make any claim against any of its current or former directors or officers (or any person holding or who formerly held any equivalent position), nor is there any basis for any current or former director or officer of any Subsidiary (or any person holding or who formerly held any equivalent position) to make any claim against that Subsidiary.

            (b)   Section 3.04(b) of the Disclosure Schedule sets forth for each of the Subsidiaries (a) the names of the auditors (if any) of that Subsidiary, and (b) any secondary establishment(s) of that Subsidiary. All of the issued and outstanding shares of capital stock of each Subsidiary are negotiable and freely transferable. None of the issued and outstanding shares of capital stock of any Subsidiary is subject to any separation of ownership rights. Transfers of issued and outstanding shares of capital stock of the Subsidiaries have always been validly completed in compliance with any applicable Law and with the by-laws of the relevant Subsidiary. The Subsidiaries do not have any alternate, de facto or shadow directors. All corporate decisions made by the management bodies of the Subsidiaries and all transactions made by or agreements entered into by the Subsidiaries have been made in compliance with any applicable Law, with the by-laws of the relevant Subsidiary and with any agreements to which the relevant Subsidiary is a party.

      Section 3.05 Financial Statements. Section 3.05 of the Disclosure Schedules sets forth copies of the Company's audited consolidated financial statements consisting of the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31 in each of the years 2015 and 2016 and the related audited consolidated statements of income and retained earnings, members' equity and cash flow for the years then ended (the "Audited Financial Statements"), unaudited financial statements consisting of the unaudited consolidated balance sheet of the Company and the Subsidiaries as of March 31, 2017 and the related unaudited consolidated statements of income and retained earnings, members' equity and cash flow for the three-month period then ended, and monthly financial statements consisting of the unaudited consolidated balance sheet of the Company and the Subsidiaries as of April 30, 2017 and the related unaudited consolidated statement of income for that calendar month (the "Interim Financial Statements" and together with the Audited Financial Statements, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company and the Subsidiaries, and fairly present in all material respects the consolidated financial condition of the Company and the Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company and the Subsidiaries for the periods indicated. The consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2016 is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date" and the consolidated balance sheet of the Company and the Subsidiaries as of March 31, 2017 is referred to herein as the "Interim Balance Sheet" and the date thereof as the "Interim Balance Sheet Date". The Company and the Subsidiaries maintain a standard system of accounting established and administered in accordance with GAAP. Neither the Company nor any of the Subsidiaries has received any advice or written notification from its independent accountants or auditors that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Financial Statements any properties, assets, Liabilities, revenues or expenses. To the Seller's Knowledge, there are no material weaknesses or significant deficiencies in the financial or accounting internal controls or procedures of the Company or any of the Subsidiaries. To Seller's Knowledge, no director, officer, agent or employee of the Company or any of the Subsidiaries, or any other Person acting on behalf of any of them, has knowingly circumvented any system of internal accounting controls or knowingly falsified any book, record or account.

      Section 3.06 Undisclosed Liabilities. Except as set forth in Section 3.06 of the Disclosure Schedules, neither the Company nor any of the Subsidiaries has any liabilities, obligations or commitments of a type required to be disclosed or reported in a footnote on a balance sheet prepared in accordance with GAAP, whether as principal or as guarantor or surety for another, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable or otherwise ("Liabilities"), except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law), which are reflected or reserved against on the Estimated Closing Statement.

      Section 3.07 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, there has not been, with respect to the Company or any of the Subsidiaries, any:

            (a)   event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

            (b)   amendment of its charter, by-laws (or equivalent) or other organizational documents;

            (c)   split, combination or reclassification of any shares of its capital stock;

            (d)   except as set forth in Section 3.07(d) of the Disclosure Schedules, issuance, sale or other disposition of any capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

            (e)   declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

            (f)   material change in any method of accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the Financial Statements;

            (g)   material change in its cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

            (h)   entry into any Contract that would constitute a Material Contract (other than purchase orders from the Company's customers in the ordinary course of business);

            (i)   except as set forth in Section 3.07(i) of the Disclosure Schedules, termination or material amendment of any Material Contract, other than in the ordinary course of business;

            (j)   incurrence, assumption or guarantee of any Indebtedness (other than draws on the Company's line of credit in the ordinary course of business);

            (k)   transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet (other than sales of inventory in the ordinary course of business, consistent with past practice) or cancellation of any debts or entitlements;

            (l)   except as set forth in Section 3.07(l) of the Disclosure Schedules delay or postponement of the payment of any accounts payable or other Liabilities;

            (m)   transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

            (n)   except as set forth in Section 3.07(n) of the Disclosure Schedules, cancellation, waiver or release of any Action by or against the Company or any Subsidiary;

            (o)   material damage, destruction or loss (whether or not covered by insurance) to its property, or any material interruption in the use of any material property;

            (p)   capital investment in, or any loan to, any other Person;

            (q)   acceleration, termination, material amendment or modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company or any Subsidiary is a party or by which it is bound;

            (r)   material capital expenditure;

            (s)   imposition of any Encumbrance upon any of the properties, capital stock or assets, tangible or intangible, of the Company or any Subsidiary;

            (t)   except as set forth in Section 3.07(t) of the Disclosure Schedules, except in the ordinary course of business or as required by applicable Law or the terms of any Benefit Plan, (i) grant of, or entry into a commitment to grant, any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees, (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant; or (iv) material increase in or material modification of the compensation or benefits payable to any present or former directors, officers, employees or consultants;

            (u)   hiring or promoting any person as or to (as the case may be) a management level employee or hiring or promoting any other employee except to fill a vacancy in the ordinary course of business;

            (v)   except in the ordinary course of business or as required by applicable Law or the terms of any Benefit Plan, adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

            (w)   layoffs or terminations of employees that implicate or could implicate the WARN Act or, in the case of employees located in England and Wales, that have been carried out otherwise than in accordance with such employee's contract of employment and all applicable Laws;

            (x)   loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers or employees other than pursuant to any Benefit Plan;

            (y)   except as set forth in Section 3.07(y) of the Disclosure Schedules, entry into a new line of business or abandonment or discontinuance of existing lines of business;

            (z)   adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it or appointment of an administrator or liquidator under any similar Law;

            (aa)  purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000.00, individually (in the case of a lease, per annum), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

            (bb)  acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

            (cc)  action by the Company or any Subsidiary to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

            (dd)  Contract or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

      Section 3.08 Material Contracts.

            (a)   Section 3.08(a) of the Disclosure Schedules lists each of the following Contracts of the Company or any Subsidiary (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or required to be listed or otherwise disclosed in Section 3.09(b) of the Disclosure Schedules and all Company IP Agreements listed or required to be listed or otherwise disclosed in Section 3.11(b) of the Disclosure Schedules, being "Material Contracts") (for purposes of this Section 3.08(a) only, unless otherwise indicated, the term "material" shall mean having an aggregate contractual or estimated payment (to or from the Company or any Subsidiary) or liabilities in excess of $50,000.00):

                   (i)   each Contract of the Company or any Subsidiary: (A) that is material (other than purchase orders from the Company's customers in the ordinary course of business; (B) requiring performance by any Person more than one year from the date hereof and which, in each case, cannot be cancelled by the Company or the relevant Subsidiary, as applicable, without penalty or without more than 90 days' notice; or (C) containing non-standard or unusual, non-ordinary course of business, terms or conditions including warranty, service or delivery);

                   (ii)  all Contracts that require the Company or any Subsidiary to purchase from a third party or sell to a third party a stated portion of its requirements or outputs of any product or service, that contain "take or pay" provisions, and any sole source contracts;

                   (iii) all Contracts that provide for the indemnification by the Company or any Subsidiary of any Person or the assumption of any Tax (where such Contract is primarily related to Taxes), environmental or other Liability of any Person;

                   (iv)  all Contracts that relate to the acquisition or disposition of any entity, its business, or all or any significant portion of its assets or any real property (whether by merger, sale of stock, sale of assets or otherwise);

                   (v)   all Contracts relating to any reorganization, merger, consolidation, spin-off or reincorporation of the Company;

                   (vi)  all material broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or any Subsidiary is a party;

                   (vii) all Contracts under which the Company or any Subsidiary is required to pay any royalty, commission or similar payment;

                   (viii) all Contracts under which the Company or any Subsidiary is entitled to receive any royalty, commission or similar payment;

                   (ix)  all employment agreements other than Contracts with employees of any Subsidiary that meet the minimum statutory requirement of the jurisdiction in which such Subsidiary operates and the cancellation or termination of which would not subject the Company or any Subsidiary to any material penalty, liability, compensation or damages (other than any payments arising under Law or, in respect of employees in England and Wales, payment for unfair dismissal);

                   (x)   all Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or liability or without more than 90 days' notice;

                   (xi)  all Contracts with respect to any Indebtedness of the Company;

                   (xii) all Contracts relating to indebtedness owed to the Company in excess of $10,000 (including, without limitation, guarantees in favor of the Company) but excluding Contracts relating to trade receivables;

                   (xiii) all Contracts with any Governmental Authority to which the Company or any Subsidiary is a party;

                   (xiv) all Contracts that limit or purport to limit the ability of the Company or any Subsidiary to (A) compete in any line of business or with any Person or in any geographic area or during any period of time, (B) transact business with any other Person (including making purchases from or sales to any such other Person), including exclusivity agreements, or (C) determine the prices that it may charge for its products or services;

                   (xv)  all material agreements relating to the purchase, sale or lease of the Company's personal property (including equipment), Contracts under which the Company or any Subsidiary is obligated to incur any capital expense in excess of $10,000.00, and Contracts with respect to the purchase or acquisition of equipment or other personal property under which the Company or any Subsidiary has executory obligations other than the payment of accounts payable that were taken into account in determining the Estimated Closing Working Capital (such as installment sales agreements or arrangements);

                   (xvi) all Contracts to which the Company or any Subsidiary is a party that provide for any joint venture, partnership or similar arrangement by the Company or any Subsidiary;

                   (xvii) all Contracts between or among the Company or any Subsidiary on the one hand and Seller or any Affiliate of Seller (other than the Company or any Subsidiary) on the other hand;

                   (xviii) all collective bargaining agreements or Contracts with any Union to which the Company is a party;

                   (xix) all Contracts entered into within the past 5 years that settle or constitute an agreement to settle any Action;

                   (xx)  all Contracts (other than the organizational documents of the Company or any Subsidiary) that require the Company or any Subsidiary to indemnify any other Person, or under which the Company or any Subsidiary is entitled to be indemnified by any other Person (other than any insurance policy);

                   (xxi) all material Contracts that are installment sales agreements, consignment agreements or warranty and service agreements;

                   (xxii) all powers of attorney with respect to the Company or any Subsidiary;

                   (xxiii) any other Contract or proposed agreement that is material to the Company and not previously disclosed pursuant to this Section 3.08; and

                   (xxiv) descriptions of any agreements that satisfy any of the foregoing items (i) through (xxiii) but that are not in writing.

            (b)   Each Material Contract is valid and binding on the Company or the relevant Subsidiary and, to the Seller's Knowledge, on the counterparty thereto in accordance with its terms and is in full force and effect and was negotiated at arm's length. None of the Company or the relevant Subsidiary or, to the Seller's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract or a summary thereof if the Material Contract is not in writing, including all modifications, amendments and supplements thereto and waivers thereunder, have been provided to Buyer. No party to any of the Material Contracts has exercised or threatened to exercise any termination right or any right to amend or modify its terms. There are no material disputes pending or threatened under any of the Material Contracts.

      Section 3.09 Title to Assets; Real Property.

            (a)   The Company or the relevant Subsidiary has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as "Permitted Encumbrances"):

                   (i)   those items set forth in Section 3.09(a) of the Disclosure Schedules;

                   (ii)  liens for Taxes not yet due and payable;

                   (iii) mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company or any Subsidiary;

                   (iv)  easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company or any Subsidiary, which do not prohibit or interfere with any current operations of or at any Real Property and which do not render title to any Real Property unmarketable; or

                   (v)   other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company or any Subsidiary.

            (b)   Section 3.09(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased, subleased or licensed by the Company or any Subsidiary, the landlord or licensor under the lease or license, the rental amount currently being paid (including the amount of the provision for taxes and/or service charges, where relevant), a list of the securities granted by the Company or the Subsidiaries according to the lease, sublease or license and the expiration of the term of such lease, sublease or license for each leased, subleased or licensed property; and (iii) the current use of such property. With respect to owned Real Property, the Company has provided to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company or the relevant Subsidiary acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company or any Subsidiary and relating to the Real Property.

            (c)   With respect to leased or licensed Real Property, the Company has provided to Buyer true, complete and correct copies of any leases or licenses affecting the Real Property (each, a "Real Property Lease"). With respect to each Real Property Lease: (i) such Real Property Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the leased Real Property, and there are no pending condemnation Actions or other Actions that could affect the conduct of the business of the Company or the relevant Subsidiary at the relevant leased Real Property; (ii) the Company or the relevant Subsidiary is not in breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and the Company or the relevant Subsidiary has paid all rent due and payable under such Real Property Lease; (iii) neither the Company nor any Subsidiary has received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or the relevant Subsidiary under any Real Property Lease and to the Seller's Knowledge, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto; (iv) neither the Company nor any Subsidiary has subleased, assigned or otherwise granted to any Person the right to use or occupy such leased Real Property or any portion thereof; and (v) neither the Company nor any Subsidiary has pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any leased Real Property.

            (d)   The use and operation of the Real Property in the conduct of the business of the Company and the Subsidiaries do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company or any Subsidiary. There are no Actions pending nor, to the Seller's Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

            (e)   Except as set forth on Section 3.09(e) of the Disclosure Schedules, there is no Real Property that was formerly directly owned, leased, managed or operated by the Company or any Subsidiary.

            (f)   Neither the Company nor any Subsidiary owns nor holds any option, right of first refusal or other contractual rights to purchase, acquire, sell, assign or dispose of any, or any portion of, any Real Property.

            (g)   No assessment for public improvements has been served upon the Company or any Subsidiary with respect to any Real Property which remains unpaid, including but not limited to those for construction of sewer, water, electric, gas or steam lines and mains, streets, sidewalks and curbing.

      Section 3.10 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and each Subsidiary are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company and each Subsidiary, together with all other properties and assets of the Company and each Subsidiary, are sufficient for the continued conduct of the business of the Company and each Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company and each Subsidiary as currently conducted. Neither the Company nor any Subsidiary has received written notice from any insurer with respect to any of the Real Property to the effect that such property requires the performance of any structural or other repairs or alterations.

      Section 3.11 Intellectual Property.

            (a)   Section 3.11(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the business or operations of the Company or any Subsidiary. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. To Seller's Knowledge, the rights of the Company or the relevant Subsidiary in the non-pending Company IP Registrations are valid, subsisting and enforceable. The material non-pending Company Intellectual Property shall be owned by, licensed to, or available for use by the Company and the Subsidiaries immediately after the Closing on terms and conditions that are identical to those under which such Company Intellectual Property was owned, licensed or available immediately before the Closing, without the payment of any additional amounts or consideration, other than fees, including maintenance fees of the U.S. Patent and Trademark Office or the equivalent in other jurisdictions, due in the ordinary course of business that do not result from the transactions contemplated by this Agreement. To Seller's Knowledge, there is no reason that any pending application for the Company IP Registrations should fail to be granted in full.

            (b)   Section 3.11(b) of the Disclosure Schedules lists all material Company IP Agreements. The Company has provided Buyer with true and complete copies of all such material Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company or the relevant Subsidiary, as applicable, in accordance with its terms and is in full force and effect. To Seller's Knowledge, neither the Company or the relevant Subsidiary, as applicable, nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Company IP Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

            (c)   Except as set forth on Section 3.11(c) of the Disclosure Schedules, the Company or a Subsidiary is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and to Seller's Knowledge, has the valid right to use all other Intellectual Property used in or necessary for the conduct of the current business or operations of the Company and each Subsidiary, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, except as set forth on Section 3.11(c) of the Disclosure Schedules, the Company or the relevant Subsidiary has entered into binding, written agreements with every current and former employee of the Company and of each Subsidiary, and with every current and former independent contractor, all of which are in the Company's standard form of such agreement without amendments, exceptions, modifications or carve-outs whereby such employees and independent contractors (i) agree to assign to the Company or such Subsidiary any ownership interest and right they may have in all inventions made, conceived or reduced to practice by such employee or independent contractor, in whole or in part, alone or with others, which either result from any such employee or independent contractor's work for, or at the request of, the Company or such Subsidiary, or which are related to its present or contemplated activities, investigations, or obligations ("Company Inventions"); and (ii) acknowledge the exclusive ownership by the Company or such Subsidiary of all Company Inventions. All Company Inventions conceived by every current and former employee of the Company and each Subsidiary, and every current and former independent contractor of the Company and each Subsidiary in the scope of their engagement, constitute Company Intellectual Property.

            (d)   To Seller's Knowledge, the Company and each Subsidiary has kept secret and has not disclosed any material proprietary confidential information concerning the Company Intellectual Property or otherwise constituting trade secrets of the Company or any Subsidiary to any Person other than (i) officers and employees of the Company or the relevant Subsidiary in the ordinary course of business; (ii) to third parties in the ordinary course of business and subject to commercially reasonable protections; or (iii) as required by applicable Law. Except as set forth on Section 3.11(d) of the Disclosure Schedules, every current and former employee of the Company and of each Subsidiary has executed and delivered to the Company one or more binding written agreements respecting the protection of Company Intellectual Property and/or confidential information, all of which are in the Company's standard form of such agreement without amendments, exceptions, modifications or carve-outs. The Company and each Subsidiary has taken commercially reasonable measures to protect the proprietary nature of material proprietary confidential information concerning the Company Intellectual Property or otherwise constituting trade secrets of the Company or any Subsidiary. To Seller's Knowledge, no current or former director, officer, employee or contractor or agent is in default or breach of any employment agreement, nondisclosure agreement, invention assignment agreement or similar Contract with the Company or any Subsidiary that relates to the ownership or protection of Company Intellectual Property or other Intellectual Property, trade secrets or confidential information.

            (e)   The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the right of the Company or the relevant Subsidiary to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the business or operations of the Company or any Subsidiary as currently conducted. The transactions contemplated under this Agreement will not require any consent to be obtained or any fee or similar payment to be paid to any third party by reason of any Company IP Agreement nor will they give rise to any right of any third party to modify or terminate any rights or obligations under any Company IP Agreement.

            (f)   The conduct of the business of the Company and of each Subsidiary as currently and formerly conducted, and the products, processes and services of the Company and of each Subsidiary, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person, and no Person has asserted the contrary. To Seller's Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property. To the Seller's Knowledge, there is no patent or patent application of any third party that would be reasonably likely to interfere with the conduct of the business of the Company or any Subsidiary as currently or previously conducted.

            (g)   There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company or any Subsidiary; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the rights of the Company or any Subsidiary with respect to any Company Intellectual Property; or (iii) by the Company, any Subsidiary or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. Neither the Company nor any Subsidiary is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property and to the Seller's Knowledge there is no basis for such an Action.

            (h)   The documentation relating to all trade secrets included in the Company Intellectual Property is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any specific individual, and such documentation will be in the possession of the Company in tangible form as of the Closing.

            (i)   To the Seller's Knowledge, there are no new products, inventions, procedures or methods of manufacturing that any competitors or third parties have developed that could be reasonably expected to supersede or make obsolete any product or process of the Company or of any Subsidiary or to limit the business of the Company and the Subsidiaries as presently conducted.

            (j)   All material computer systems, servers, hardware systems, software, databases, circuits, networks and other computer, telecommunication, or similar assets, systems, or equipment, including any outsourced systems and processes, that are used or relied on by or on behalf of the Company or any Subsidiary ("Systems"): (i) are fully functional and operate and run in a reasonable and efficient business manner in all material respects, and (ii) are sufficient for the current needs of the business of the Company and the Subsidiaries. None of the material Systems has experienced material failures, breakdowns or continued substandard performance in the past 24 months that has caused substantial disruption or interruption in the use thereof by the Company and each Subsidiary. The Company and each Subsidiary: (A) have taken all reasonable steps under the circumstances to protect the confidentiality, integrity, and security of the Systems and all information stored or contained therein or transmitted thereby, and all trade secrets and confidential information of the Company and each Subsidiary, and data such as personal information that the Company or any Subsidiary is required by law, industry standards or other legal or contractual requirements to keep confidential, from any unauthorized intrusion, breach, use, access, interruption, or modification by any Person; and (B) maintain commercially reasonable business continuity and disaster recovery plans for the continuance of their respective business. Except as set forth on Section 3.11(j) of the Disclosure Schedules, there have been no actual, and neither the Company nor any Subsidiary has received written notice of any, alleged unauthorized use, access, intrusions, or breaches of security, of any of the Systems or any personal information or any other confidential information collected, maintained, or stored by or on behalf of the Company or any Subsidiary (or any loss, distribution, compromise, or unauthorized disclosure thereof).

            (k)   Neither the Company nor any Subsidiary has received any notice or complaint from any Person alleging non-compliance with data protection Laws or claiming compensation or an injunction in respect of non-compliance with data protection Laws.

      Section 3.12 Inventory. All inventory of the Company and of each Subsidiary, whether or not reflected in the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Except as set forth on Section 3.12 of the Disclosure Schedules, all such inventory is owned by the Company or the relevant Subsidiary free and clear of all Encumbrances other than Permitted Encumbrances, and no inventory is held on a consignment basis.

      Section 3.13 Accounts Receivable. Except as set forth on Section 3.13 of the Disclosure Schedules, the accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company or the relevant Subsidiary involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company or of the relevant Subsidiary not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; (c) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any similar arrangement; and (d) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company or the relevant Subsidiary have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. To the Seller's Knowledge, no Person has any intention not to pay or inability to pay any such account receivable when due.

      Section 3.14 Customers and Suppliers.

            (a)   Section 3.14(a) of the Disclosure Schedules sets forth, for each of the two most recent fiscal years: (i) the names and numbers of the top ten customers of the Company and the Subsidiaries on a consolidated basis (by aggregate consideration paid by each such customer during that period) (those customers, the "Material Customers"); and (ii) the amount of consideration paid by each Material Customer during such periods. Neither the Company nor any Subsidiary has received any written notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company or the relevant Subsidiary, nor to the Company's Knowledge have any such Material Customers done so or intend to do so.

            (b)   Section 3.14(b) of the Disclosure Schedules sets forth, for each of the two most recent fiscal years: (i) the names and numbers of the top ten suppliers of the Company and the Subsidiaries on a consolidated basis (by aggregate consideration paid to each such supplier during that period) (those suppliers, the "Material Suppliers"); and (ii) the amount of purchases from each Material Supplier during such periods. Neither the Company nor any Subsidiary has received any written notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or the relevant Subsidiary or to otherwise terminate or materially reduce its relationship with the Company or the relevant Subsidiary, nor to the Company's Knowledge have any such Material Suppliers done so or intend to do so.

      Section 3.15 Insurance. Section 3.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors' and officers' liability, fiduciary liability and other casualty and property insurance maintained by the Company, any Subsidiary, or their respective Affiliates and relating to the assets, business, operations, employees, officers and directors of the Company or any Subsidiary (collectively, the "Insurance Policies"), and (b) a list of all pending insurance claims and the claims history of the Company and the Subsidiaries since January 1, 2014. Copies of all of the Insurance Policies listed or required to be listed on Section 3.15 of the Disclosure Schedules have been provided to Buyer. There are no claims pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Company, any Subsidiary nor any of their respective Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or any Subsidiary. All such Insurance Policies (x) are enforceable in accordance with their terms; (y) are provided by carriers who are financially solvent; and (z) have not been subject to any lapse in coverage. There are no claims related to the business of the Company or any Subsidiary pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Company, any Subsidiary or any of their respective Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such

Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to that of the Company and the Subsidiaries and are sufficient for compliance with all applicable Laws and Contracts to which the Company or any Subsidiary is a party or by which it is bound. Neither the Seller, the Company nor any Subsidiary has received any notice of or writing referring to any requirements or recommendations by any insurance company which has issued a policy covering the Seller, the Company or any Subsidiary, its assets or properties, or the business of the Company or any Subsidiary or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any of the assets or properties of the Seller, the Company or any Subsidiary or regarding any products or business practices.

      Section 3.16 Legal Proceedings; Governmental Orders.

            (a)   Except as set forth on Section 3.16 of the Disclosure Schedules, there are no Actions pending or, to the Seller's Knowledge, threatened (i) against or by the Company or any Subsidiary, or affecting any of their respective businesses, properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company or any Subsidiary); or (ii) against or by the Company, any Subsidiary, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

            (b)   There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company, any Subsidiary or any of their respective properties or assets.

            (c)   None of the products of the Company or any Subsidiary, nor any part incorporated into any such products: (i) requires registration on importation into the European Community; (ii) is subject to any import quota or other restriction or any investigation or enquiry under the trade policy instruments of the European Community; or (iii) is subject to any anti-dumping investigation, anti-dumping duty or any undertaking or agreement in respect of them.

      Section 3.17 Compliance With Laws; Permits.

            (a)   The Company and each Subsidiary has complied, and is now complying, in all material respects, with all Laws applicable to it or its business, properties or assets.

            (b)   All Permits required for the Company and each Subsidiary to conduct its respective business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.17(b) of the Disclosure Schedules lists all current Permits issued to the Company or to any Subsidiary, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.17(b) of the Disclosure Schedules.

            (c)   Neither the Company nor any Subsidiary or any of their respective directors, officers, managers, employees or agents have directly or indirectly:

                  (i)   Offered, paid or promised to unlawfully pay, or authorized the unlawful payment of, any money or other thing of value (including any entertainment, fee, gift, sample or travel expense or commission), or used any corporate or other funds to make unlawful or corrupt contributions, payments, or gifts, to a Person who is an official or a representative of any Governmental Authority or of any existing or prospective customer (whether government owned or otherwise), any political party, any candidate for political or political party office or any third party affiliate with any of the foregoing;

                  (ii)  made any unlawful or corrupt contribution, payment or gift in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. Section 78dd-1, et seq., the United Kingdom Bribery Act 2010 (2010 c. 23), as amended, the French law no 2016-1691 dated 9 December 2016 relating to transparency, fight against corruption and modernization of the economy (Sapin II) and any related decree or any other applicable legislation or regulation on the giving or receiving of bribes in any other jurisdiction; or

                  (iii) received any unlawful or unauthorized contributions, payments, expenditures, gifts or entertainment.

            (d)   To the extent that any of the following Laws or policies are applicable in the jurisdiction of formation of the Company or any Subsidiary, the Company and each Subsidiary (as applicable) have at all times complied in all material respects with applicable Laws implemented by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the French anti-money laundering and counter terrorism financing policies of the French Monetary and Financial Code, the Proceeds of Crime Act 2002 (as amended), and other applicable Laws relating to export control, trade embargoes or the prevention of money laundering.

            (e)   The Company and each Subsidiary have at all times conducted their respective business in compliance in all material respects with the Hart-Scott-Rodino Antitrust Improvements Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the Treaty of the European Union, as amended, to the extent applicable to that entity, and all other applicable Laws designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

            (f)   The Company and each Subsidiary has in place adequate procedures designed to prevent their Associated Persons from undertaking conduct which would constitute an offence under the United Kingdom Bribery Act 2010 (2010 c. 23).

            (g)   Neither the Company nor any Subsidiary or any director, officer, agent, employee or other person acting for or on behalf of the Company or any Subsidiary is or has been the subject of any investigation or enquiry by or on behalf of any governmental, administrative or regulatory authority, or any customer, in respect of any offence or alleged offence under the United Kingdom Bribery Act 2010 (2010 c. 23)or under applicable anti-corruption laws or regulation of any other jurisdiction, and there are no circumstances likely to give rise to such investigation or enquiry.

      Section 3.18 Environmental Matters.

            (a)   Except as disclosed in Section 3.18(a) of the Disclosure Schedules, each of the Company and the Subsidiaries (including in each case any predecessor of any of them) is currently and for the past three years has been in material compliance with all Environmental Laws and has not, and neither the Company nor any Subsidiary has received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. There is no pending and, to the Seller's Knowledge, threatened Action, civil or criminal litigation, inquiries or information requests by any Governmental Authority with respect to the Company, any Subsidiary or any of their respective assets or properties relating to any Environmental Law, and to the Seller's Knowledge there is no basis for such an Action.

            (b)   Except as disclosed in Section 3.18(b) of the Disclosure Schedules, each of the Company and the Subsidiaries has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.18(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of each of the Company and the Subsidiaries and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company or such Subsidiary, as applicable, through the Closing Date in accordance with Environmental Law, and neither the Company nor any Subsidiary is aware, after reasonable inquiry, of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company or such Subsidiary as currently carried out. With respect to any such Environmental Permits, the Company or the relevant Subsidiary has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither the Company nor any Subsidiary is aware, after reasonable inquiry, of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

            (c)   No real property currently or formerly owned, operated or leased by the Company or any Subsidiary (including in each case any predecessor of any of them) is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state or foreign list.

            (d)   Except as disclosed in Section 3.18(d) of the Disclosure Schedules, there has been no Release of Hazardous Materials (whether by any of the Company or any Subsidiary, any of their respective invitees, or any third party) in material contravention of Environmental Law with respect to the business or assets of the Company or any Subsidiary (including in each case any predecessor of any of them), or any real property currently or formerly owned, operated or leased by the Company or any Subsidiary (including in each case any predecessor of any of them). Neither the Company nor any Subsidiary has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company or any Subsidiary (including in each case any predecessor of any of them) (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company or any Subsidiary.

            (e)   Section 3.18(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company or any Subsidiary.

            (f)   None of the off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or any Subsidiary has been placed or, to Seller's Knowledge, proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither the Company nor any Subsidiary has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or any Subsidiary. Neither the Company nor any Subsidiary (including in each case any predecessor of any of them) has Released, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or exposed any Person to any Hazardous Materials other than in material compliance with the requirements of Environmental Law.

            (g)   Neither the Company nor any Subsidiary has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

            (h)   The Company has provided to Buyer copies of all material (i) environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, and other similar documents created or developed during the four year period prior to the Closing Date with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company or any Subsidiary related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

            (i)   Except as set forth in Section 3.18(i) of the Disclosure Schedules, no Hazardous Materials are migrating or have migrated into any Real Property owned or occupied by the Company or any Subsidiary, in form or concentrations that require remediation or corrective action under Environmental Laws.

            (j)   Neither the Company nor any Subsidiary is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company or any Subsidiary as currently carried out.

            (k)   Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Authority or third party, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Laws.

            (l)   The representations and warranties in this Section 3.18 are the sole and exclusive representations and warranties of the Seller with respect to environmental matters, Hazardous Materials, Environmental Permits, and/or Environmental Laws, including compliance with and/or liabilities under Environmental Permits and/or Environmental Law.

      Section 3.19 Product Liability and Product Warranty.

            (a)   Except as set forth in Section 3.19(a) of the Disclosure Schedules, subject to any reserve for product warranty listed on the Interim Balance Sheet, each product sold or delivered by the Company or any Subsidiary prior to the Closing Date has been in conformity with all applicable specifications under any applicable Contract and all express or implied warranties, and neither the Company nor any Subsidiary has any Liability, whether for replacement or repair, for bodily harm, for property damage or otherwise (and there is no basis for any present or future Action against the Company or any Subsidiary giving rise to any such Liability) arising out of any product manufactured, sold, distributed or delivered by the Company or any Subsidiary prior to the Closing Date or other damages in connection therewith.

            (b)   The Company has delivered to Buyer a copy of the standard form of terms and conditions, including the product warranty, for all products manufactured, sold, distributed or delivered by the Company or any Subsidiary prior to the Closing Date. Except as set forth in Section 3.19(b) of the Disclosure Schedules, no product manufactured, sold, distributed or delivered by the Company or any Subsidiary prior to the Closing Date is subject to any other terms, conditions, guaranty, warranty or other indemnity. Except as set forth in Section 3.19(b) of the Disclosure Schedules, there has been no breach by the Company or any Subsidiary of the terms, conditions or product warranties with respect to any such products.

      Section 3.20 Employee Benefit Matters.

            (a)   Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by the Company or any Subsidiary for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any Subsidiary or any spouse or dependent of such individual or under which the Company or any Subsidiary has or may have any Liability, or with respect to which Buyer or any of its Affiliates would be reasonably expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a "Benefit Plan"). The Company has separately identified in Section 3.20(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company or any Subsidiary primarily for the benefit of employees outside of the United States (a "Non-U.S. Benefit Plan"). Section 3.20(a) also lists the trustees or equivalent officers of each Benefit Plan.

            (b)   With respect to each Benefit Plan (which for the purpose of this sub-clause includes any Non-U.S. Benefit Plan), the Company has provided to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other material written communications (or a description of any material oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with any required schedules and financial statements attached; (vii) where applicable, actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) where applicable, the most recent nondiscrimination tests performed under the Code; (ix) copies of material notices, letters or other correspondence from or to the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, Health and Human Services, or any other Governmental Authority relating to the Benefit Plan; and (x) copies of all tax clearances and approvals necessary or desirable to obtain favorable tax treatment for the operator of such Benefit Plan.

            (c)   Neither the Company, nor any of its Subsidiaries, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Benefit Plan that is a "defined benefit plan" (as defined in Section 3(35) of ERISA). No asset of the Company nor any of its Subsidiaries is subject to any lien under ERISA or the Code.

            (d)   Except as set forth in Section 3.20(d) of the Disclosure Schedules, each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a "Multiemployer Plan")) has been established, administered and maintained in material compliance with its terms and all applicable Laws (including but not limited to ERISA, the Code, the Affordable Care Act, the Health Insurance Portability and Accountability Act of 1996, as amended ("HIPAA") and any applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a "Qualified Benefit Plan") has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to materially adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company, any Subsidiary or any ERISA Affiliate or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA, to tax or penalty under Section 4975 of the Code, an assessable payment under Section 4980H of the Code, any other fee, tax or penalty under the Affordable Care Act, or any civil monetary penalty under HIPAA. All benefits, contributions and premiums relating to each Benefit Plan have been paid in material compliance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

            (e)   Neither the Company, any Subsidiary nor any ERISA Affiliate has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code, the Affordable Care Act, or similar applicable local Law relating to any Benefit Plan; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Multiemployer Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

            (f)   With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Company, any Subsidiary or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code; and (v) no "reportable event," as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

            (g)   Except as set forth in Section 3.20(g) of the Disclosure Schedules, each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company, any Subsidiary or any ERISA Affiliate other than ordinary expenses typically incurred in a termination event. Neither the Company nor any Subsidiary has any commitment or obligation, and none of them has made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

            (h)   Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company, any Subsidiary nor any ERISA Affiliate has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

            (i)   There is no pending or, to the Seller's Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance or similar program sponsored by any Governmental Authority.

            (j)   Except as set forth in Section 3.20(j) of the Disclosure Schedules, there has been no amendment to, announcement by the Company, any Subsidiary or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of the Company, any Subsidiary nor any ERISA Affiliate has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

            (k)   Each Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable official regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Neither the Company nor any Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

            (l)   Each individual who is classified by the Company or any Subsidiary as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

            (m)   Any Subsidiary incorporated or organized under the laws of England and Wales has complied in full with its obligations under Part 1 of the UK Pensions Act 2008.

            (n)   In respect of any pension scheme disclosed pursuant to Section 3.20(a) of the Disclosure Schedules, full and accurate details of employer and employee contributions to the pension scheme during the period beginning on January 1, 2015 and ending on April 30, 2017 are set out in Section 3.20(n) of the Disclosure Schedule and there are no contributions to be made or remitted by the Company or any of its Subsidiaries to any pension scheme which have fallen due but are unpaid.

(o) Except as set forth in Section 3.20(o) of the Disclosure Schedule, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company or any Subsidiary to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company or any Subsidiary to merge, amend or terminate any Benefit Plan other than pursuant to applicable Laws; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (vi) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code. The Company has provided to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

      Section 3.21 Employment Matters.

            (a)   Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company or any Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) leave status (including type of leave, duration of leave and expected return date). In the case of any employee of the Company in the United States who is not a U.S. citizen, Section 3.21(a) of the Disclosure Schedules also sets forth the details of that employee's visa. In the case of any employee of any Subsidiary in the United Kingdom, any employee who is subject to UK immigration control will have a valid immigration status at Closing, entitling that employee to be employed full time by the applicable Subsidiary for at least three months following Closing, and that employee is employed in accordance with the terms of his or her immigration status. A full copy of the relevant passport and immigration approval documents for each such person is set forth in Section 3.21(a) of the Disclosure Schedules. Except to the extent included as a Current Liability on the Estimated Closing Statement, as of the date hereof, all compensation, including wages, commissions, bonuses, vacation, sick days or paid time off, payable to all employees, independent contractors or consultants of the Company or any Subsidiary for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company or any Subsidiary with respect to any compensation, commissions, bonuses, vacation, sick days or paid time off.

            (b)   Except as listed on Section 3.21(b) of the Disclosure Schedules, none of the Company or any Subsidiary is (i) a party to any employment, consulting, non-compete, management, severance, retention, change of control, termination pay or similar contract, agreement, arrangement or understanding with any Person, either express or implied, or (ii) currently negotiating, or has any outstanding offer with respect to, any such agreement, arrangement, understanding or matter.

            (c)   Each of the Company and its Subsidiaries is not, and, to the Seller's Knowledge, has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and, to the Seller's Knowledge, has never been, any Union representing or purporting to represent any employee of the Company or any Subsidiary, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. For the past three (3) years, there has not been, nor, to the Seller's Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company, any of its Subsidiaries, or any of their respective employees. Neither the Company nor any Subsidiary has any duty to bargain with any Union. The consummation of the transactions contemplated by this Agreement will not require Seller, the Company or any Subsidiary to consult with, seek the advice of, or negotiate with any Union.

            (d)   Each of the Company and its Subsidiaries is and, for the past three (3) years, has been in material compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, equality of treatment, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages (including minimum wages), hours, overtime compensation, maximum duration of working time, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence including annual paid leave and unemployment insurance. All individuals characterized and treated by the Company or any Subsidiary as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company or any Subsidiary that are classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as listed on Section 3.21(d) of the Disclosure Schedules, there are no Actions against the Company or any Subsidiary pending, or to the Seller's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company or any Subsidiary, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours, overtime, social security payments, undeclared work or any other employment-related matter arising under applicable Laws.

            (e)   For the past three (3) years, the Company and each of its Subsidiaries has complied with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

            (f)   Neither the Company nor any Subsidiary has incurred any actual or contingent liability in connection with the termination of the employment or engagement of or in respect of any accident or injury of any of its directors, employees or consultants based in the United Kingdom (including redundancy payments) or for a failure to comply with any order for the reinstatement or re-engagement of any director or employee. No such liability would arise as a result of the transaction envisaged by this Agreement.

      Section 3.22 Taxes.

            (a)   Except as set forth on Section 3.22(a) of the Disclosure Schedules: (i) all material Tax Returns required to be filed on or before the Closing Date by the Company or any Subsidiary have been timely filed; (ii) such Tax Returns are true, complete and correct in all material respects; (iii) all material Taxes due and owing by the Company or any Subsidiary (whether or not shown on any Tax Return) have been timely paid; and (iv) all deficiencies for Taxes asserted or assessed in writing against the Company or any Subsidiary have been fully and timely paid, settled or properly reflected in the Financial Statements.

            (b)   Each of the Company and each Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

            (c)   No claim has been made in writing by any taxing authority in any jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is subject to Tax by that jurisdiction.

            (d)   No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any Subsidiary.

            (e)   The amount of the Liability of the Company and each Subsidiary for unpaid Taxes for all periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Balance Sheet. The amount of the Liability of the Company and each Subsidiary for unpaid Taxes for all periods following the Interim Balance Sheet Date shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company and the Subsidiaries (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

            (f)   Section 3.22(f) of the Disclosure Schedules sets forth:

                   (i)   those years since 2013 for which examinations by the taxing authorities have been completed; and

                   (ii)  those taxable years for which examinations by taxing authorities are presently being conducted.

            (g)   All deficiencies asserted, or assessments made, against the Company or any Subsidiary as a result of any examinations by any taxing authority have been fully paid.

            (h)   Except as set forth in Section 3.22(h) of the Disclosure Schedules, neither the Company or any Subsidiary is a party to any Action by any taxing authority. Except as set forth in Section 3.22(h) of the Disclosure Schedules, there are no pending or threatened in writing Actions by any taxing authority.

            (i)   The Company has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company or any Subsidiary for all Tax periods ending on or after December 31, 2016.

            (j)   Except as set forth in Section 3.22(j) of the Disclosure Schedules, there are no Encumbrances for Taxes (other than for current Taxes not yet due and payable or Taxes currently being contested) upon the assets of the Company or any Subsidiary.

            (k)   Neither the Company or any Subsidiary is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

            (l)   No private letter rulings, technical advice memoranda or similar agreement or rulings (including without limitation any clearance or approval from HM Revenue & Customs) have been requested, entered into or issued by any taxing authority with respect to the Company or any Subsidiary.

            (m)   Neither the Company nor any Subsidiary has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group the common parent of which was Company). Neither the Company nor any Subsidiary has any Liability for Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

            (n)   Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

                   (i)   any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

                   (ii)  an installment sale or open transaction occurring on or prior to the Closing Date;

                   (iii) a prepaid amount received on or before the Closing Date;

                   (iv)  any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

                   (v)   any election under Section 108(i) of the Code.

            (o)   Neither the Company nor any Subsidiary is, nor has any of them been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

            (p)   Except as set forth in Section 3.22(p) of the Disclosure Schedules, neither the Company nor any Subsidiary has been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in or intended to be governed, in whole or in part, by Sections 355 or 361 of the Code.

            (q)   The Company is not, and has not been, a party to, or a promoter of, a "listed transaction" within the meaning of Code section 6707A(c)(2) and Treasury Regulation section 1.6011-4(b)(2) (or any transaction that would have been such a "listed transaction" if current law was in effect at the time the transaction was entered into), nor any "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

            (r)   Section 3.22(r) of the Disclosure Schedules sets forth all jurisdictions (including applicable political subdivisions) in which the Company or any Subsidiary is subject to Tax, is engaged in business, has a permanent establishment or is treated as resident for any Tax purpose. Neither the Company nor any Subsidiary has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Neither the Company nor any Subsidiary has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code. No taxing authority with which the Company or any Subsidiary does not file Tax Returns has notified the Company or any Subsidiary in writing that it is or may be subject to Tax or required to file Tax Returns.

            (s)   No property owned by the Company or any Subsidiary is (i) required to be treated as being owned by another person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

            (t)   No charge to Tax will arise in the hands of the Company or any Subsidiary as a result of entering into this Agreement or Closing.

            (u)   No claims or elections have been made by the Company or any Subsidiary under section 827 (transfers to non-UK resident company) or Chapter 7 of Part 8 of the Corporation Tax Act 2009 (roll over relief on realisation and reinvestment) in respect of any intangible fixed assets of the Company or a Subsidiary.

            (v)   The Company and each Subsidiary is duly registered for the purposes of VAT in the country of its incorporation.

            (w)   Neither the Company nor any Subsidiary has been treated for VAT purposes as a member of any group of companies (other than a group comprising the Company and its Subsidiaries alone).

            (x)   The Company and each Subsidiary have complied with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and each Subsidiary. No transactions or arrangements involving the Company or any Subsidiary have taken place or are in existence which are such that any provision relating to transfer pricing might be involved by any Tax authority.

            (y)   There is no instrument to which the Company or any Subsidiary is a party and which is necessary to establish any such member's rights or title to any asset, which is liable to United Kingdom stamp duty and which has not been duly stamped.

            (z)   Neither entering into this Agreement nor Closing will result in the withdrawal of a United Kingdom stamp duty or United Kingdom stamp duty land tax relief granted on or before Closing which will affect the Company or any Subsidiary.

            (aa)  No chargeable interest (as defined under section 48 of the FA 2003) is held or was acquired by the Company or any Subsidiary before the date of this Agreement in respect of which an additional land transaction return will be required to be filed with a Tax authority, and/or a payment of stamp duty land tax made, on or after the date of this Agreement.

            (bb)  No shares or securities have been issued by the Company or any Subsidiary, and no options have been granted or issued in respect of such shares or securities, such that the Company or any Subsidiary will or may be liable to account for income tax under the United Kingdom PAYE system or to collect or pay any United Kingdom national insurance contributions.

            (cc)  Neither the Company nor any Subsidiary has entered into, or been party to, any scheme or arrangement the main purpose or one of the main purposes of which was to avoid Tax.

      Section 3.23 Books and Records. The minute books and stock record books (or record books of equivalent equity interests) of the Company and of each Subsidiary, all of which have been provided to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company and of each Subsidiary contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders (or holders of equivalent equity interests), the board of directors (or equivalent) and any committees of the board of directors (or equivalent) of the Company or such Subsidiary, and no meeting, or action taken by written consent, of any such stockholders (or holders of equivalent equity interests), board of directors (or equivalent) or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company. Neither the Company nor any Subsidiary has ever entered into any shareholders' loan agreement (convention de compte courant d'associé). The Related Party transactions entered into by the Company and/or any Subsidiary, if any, have been concluded in compliance with all applicable Laws. Neither the Company nor any Subsidiary has entered into any Related Party transaction that is prohibited by applicable Law.

      Section 3.24 Related Party Transactions. Except as set forth on Section 3.24 of the Disclosure Schedules, neither the Company nor any Subsidiary has any obligations or Liabilities to any Related Party other than (a) for payment of salaries and bonuses for services rendered, (b) reimbursement of customary and reasonable expenses incurred on behalf of the Company or a Subsidiary in the course of their respective employment, and (c) benefits due to any current or former employee of the Company or any Subsidiary under any Benefit Plan.

      Section 3.25 Bank Accounts; Power of Attorney. Section 3.25 of the Disclosure Schedules sets forth (a) a true and complete list of all bank accounts, lockbox accounts and safe deposit boxes of the Company and each Subsidiary and all persons authorized to sign or otherwise act with respect thereto as of the date hereof, and (b) a true and complete list of all persons holding a general or special power of attorney granted by the Company or any Subsidiary and a true and complete copy thereof.

      Section 3.26 No Broker. Except for Peregrine Capital Partners, LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Company, any Subsidiary, Seller, any Seller Indemnitor or any Affiliate of any of them.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

      Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the Company, Seller and each Seller Indemnitor) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

      Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

      Section 4.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

      Section 4.04 Brokers. Except for OEM Capital Corp., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

      Section 4.05 Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

      Section 4.06 Non-Reliance. Buyer acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and its and their business and operations, and Buyer has been furnished with or given access to such information about the Company and its Subsidiaries and its and their business and operations as requested. Buyer has relied only upon the results of such inquiry and investigation, and the Company's representations and warranties in Article III of this Agreement. Buyer acknowledges and agrees that the representations and warranties set forth in Article III of this Agreement constitute the sole and exclusive representations and warranties of Seller in connection with the transactions contemplated hereby, and there are no representations or warranties, oral or written, in relation thereto among the parties other than those set forth in Article III. Except for the representations and warranties expressly set forth in Article III of this Agreement, Buyer disclaims reliance on any representations or warranties either express or implied, by or on behalf of Seller, the Company or its Subsidiaries.

ARTICLE V
COVENANTS

      Section 5.01 Confidentiality. From and after the Closing, Seller and each Seller Indemnitor shall, and shall cause its Affiliates to, hold, and shall use its best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, any of the Subsidiaries or the business of the Company or any Subsidiary, except to the extent that such information (a) is generally available to and known by the public through no fault of such party, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such party, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller, any Seller Indemnitor or any of its respective Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, that party shall, to the extent legally permissible, promptly notify Buyer in writing and shall disclose only that portion of such information which that party is advised by its counsel is legally required to be disclosed, provided that that party must use its commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

      Section 5.02 Books and Records.

            (a)   In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of 5 years after the Closing, Buyer shall:

                   (i)   retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

                   (ii)  upon reasonable notice, afford Seller reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such books and records;

                   provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

            (b)   In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of 5 years following the Closing, Seller shall:

                   (i)   retain the books and records (including personnel files) which relate to the Company, the Subsidiaries and their respective operations for periods prior to the Closing; and

                   (ii)  upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records;

                   provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

            (c)   Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.02 where such access would violate any Law.

      Section 5.03 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement, except that Graycliff may announce that it has sold its interest in the Company, which announcement will not disclose the Buyer or terms of the transaction.

      Section 5.04 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

      Section 5.05 Release by Seller and Seller Indemnitor. To the fullest extent permitted by applicable Law, effective as of the Closing Seller and each Seller Indemnitor hereby waives and releases, on behalf of itself, its Affiliates (excluding the Company and each Subsidiary), successors and assigns (collectively, the "Releasors"), all rights, claims, debts, actions or causes of action, known or unknown that the Releasors, collectively or individually, have or might have against the Company or any Subsidiary, the Buyer, its Affiliates or their respective successors or assigns (collectively, the "Releasees"), that in each case exists (or arises from facts or conditions that exist) on or prior to the Closing Date and arises from, out of, or relating to any Releasor's relationship with the Company or any Subsidiary, the Buyer or its Affiliates as a direct or indirect stockholder, optionholder, equityholder, director, officer, manager, employee, agent, contractor or consultant, including any right, claim, debt, action or cause of action: (A) arising from or related to any matter or assertion which (if true) would constitute a breach of any representation or warranty under Article III of this Agreement; (B) arising from or related to any obligation or asserted obligation of the Company or any Subsidiary to indemnify such Releasor; or (C) otherwise arising out of tort, contract, or common law; provided, however, that no Releasor waives or releases any of its rights under this Agreement or any Transaction Document. It is the clear and unequivocal intention of each of the Releasors in executing this Agreement that it is to be effective as a full and final accord and satisfaction, release, and discharge of each and every claim specifically or generally referred to in the preceding sentence. Each Releasor understands and agrees that it is expressly waiving all claims against the Releasees, including those claims that it may not know or suspect to exist, which if known may have materially affected its decision to provide this release, and such Releasor expressly waives any rights under applicable Law that provide to the contrary. Each Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or claims against or otherwise seeking recovery from any Releasee based upon any matter purported to be so released pursuant to this Section 5.05.

      Section 5.06 Board Observer Rights. Buyer and the Company covenant to Seller and each Seller Indemnitor that at all times prior to March 31, 2019, the Company shall invite a representative designated by Seller (the "Observer") to attend, in a non-voting observer capacity but with full rights to participate in discussions, all meetings of the Board of Directors of the Company, including all executive and committee sessions. The Company shall provide such representative with copies of all notices, agendas, minutes, consents and other material that, and at the same time and in the same manner as, it provides to the Board of Directors of the Company or, as applicable, any committee thereof.

      Section 5.07 D&O Tail Policy. At or prior to the Closing Date, the Company shall purchase (the cost and expenses of which shall be borne by the Seller) and maintain in effect for a period of six years after the Closing Date, a policy of directors' and officers' liability insurance, fiduciary and employee practices liability insurance, which policy shall include coverage of each Person who was, before the Closing Date, a manager, director, officer, consultant, representative or agent of the Company or any Subsidiary or a fiduciary of any Benefit Plan, be effective for a period from the Closing Date through and including the date that is six years after the Closing Date with respect to claims arising from facts or events that occurred prior to the Closing Date, provide for a coverage amount not less than the coverage amount provided for in the directors' and officers' liability insurance policy maintained by the Company prior to the Closing, and contain terms and conditions mutually satisfactory to Seller and Buyer including, without limitation, coverage of actions taken by the directors and officers of the Company in connection with the transactions contemplated by this Agreement.

ARTICLE VI
TAX MATTERS

      Section 6.01 Tax Covenants.

            (a)   Without the prior written consent of Buyer (such consent not to be unreasonably withheld), Seller shall not, to the extent it may affect, or relate to, the Company or any Subsidiary, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer, the Company or any Subsidiary in respect of any Post-Closing Tax Period.

            (b)   All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) and the costs of filing any Tax Return or other document with respect to such Taxes or fees shall be borne 50% by Seller and 50% by Buyer.

            (c)   Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company or any Subsidiary after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use reasonable efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The parties are to use commercially reasonable efforts to cause the Independent Accountant to resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant's resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and the Seller. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

      Section 6.02 Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company, Buyer or any of Buyer's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of any Pre-Closing Tax Period (a "Tax Claim"). Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Seller.

      Section 6.03 Cooperation and Exchange of Information. The Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company or any Subsidiary. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the relevant Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

      Section 6.04 Amended Returns and Retroactive Elections. Buyer shall not, and shall not cause of permit the Company or any Subsidiary to, (i) amend any Tax Returns filed with respect to any Tax period ending on or before the Closing Date or with respect to any Straddle Period or (ii) make any Tax election that has retroactive effect to any such year or to any Straddle Period, in each such case without the prior written consent of the Seller.

      Section 6.05 Refunds and Tax Benefits. Any Tax refunds that are received by Buyer, the Company or any Subsidiary, and any amounts credited against Tax to which Buyer, the Company or any Subsidiary become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date (including, without limitation, deductions attributable to the payment of the Transaction Bonuses to the extent not otherwise included in the calculation of Closing Working Capital) shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit (net of any Taxes of Buyer, the Company or any Subsidiary attributable to such refund or credit) within 15 days after receipt or entitlement thereto; provided, however, that Buyer shall not be required to pay over to Seller any such refund or the amount of any such credit up to the amount of any Tax asset (excluding any deferred Tax asset established to reflect timing differences between book and Tax income) set forth on the face of the Closing Statement and taken into account in determining the Post-Closing Adjustment. The parties acknowledge and agree that because the Transaction Bonuses are being paid by the Company prior to the effective time of Closing, any deduction attributable to the payment of the Transaction Bonuses is to be deemed a pre-closing item, and is to be treated as such for the purposes of preparing the Closing Statement and computing the Closing Working Capital.

      Section 6.06 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

ARTICLE VII
INDEMNIFICATION

      Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until May 31, 2018; provided, that the representations and warranties in (a) Sections 3.01(a)-(d) (Seller and Seller Indemnitors), Sections 3.02(a)-(c) (Organization, Authority and Qualification of the Company; No Conflicts), Section 3.03 (Capitalization), Section 3.04(a) (Subsidiaries), Section 3.22 (Taxes), Section 3.26 (Brokers), Section 4.01 (Organization and Authority of Buyer) and Section 4.04 (Brokers) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 30 days, and (b) Section 3.18 (Environmental Matters) and Section 3.20 (Employee Benefit Matters), shall survive until the third (3rd) anniversary of the Closing Date. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing until performed or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

      Section 7.02 Indemnification By Seller and Seller Indemnitors. Subject to the other terms and conditions of this Article VII, Seller shall, and each Seller Indemnitor, severally, and not jointly, shall indemnify and defend each of Buyer and its Affiliates (including the Company and the Subsidiaries) and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses that may be incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

            (a)   any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement; or

            (b)   any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

            (c)   any Indebtedness or Company Transaction Expenses that in either case have not been paid in full at Closing; or

            (d)   the dispute with Safina disclosed on Section 3.16 of the Disclosure Schedules; or

            (e)   any claim with respect to the Tax Benefit Obligations; or

            (f)   the successful enforcement by any Buyer Indemnitee of this Section 7.02.

      Section 7.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend each of Seller, its Affiliates, the equityholders of Seller and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold them harmless from and against, and shall pay and reimburse them for, any and all Losses that may be incurred or sustained by, or imposed upon, any Seller Indemnitee based upon, arising out of, with respect to or by reason of:

            (a)   any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or

            (b)   any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

            (c)   the successful enforcement by any Seller Indemnitee of this Section 7.03.

      Section 7.04 Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

            (a)   Seller and the Seller Indemnitors shall not be liable to the Buyer Indemnitees for indemnification under Section 7.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) exceeds $220,000 (the "Basket"), in which event Seller and the Seller Indemnitors shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Seller and the Seller Indemnitors shall be liable pursuant to Section 7.02(a), Section 7.02(d), and Section 7.02(e) shall not exceed the Indemnity Escrow Amount (the "Cap").

            (b)   Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 7.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 7.03(a) shall not exceed the Cap.

            (c)   Notwithstanding the foregoing, with respect to any claim for indemnification:

                   (i)   The Basket and the Cap shall not apply with respect to any Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Sections 3.01(a)-(d) (Seller and Seller Indemnitor), Sections 3.02(a)-(c) (Organization, Authority and Qualification of the Company; No Conflicts), Section 3.03 (Capitalization), Section 3.04(a) (Subsidiaries), Section 3.26 (Brokers), Section 4.01 (Organization and Authority of Buyer) and Section 4.04 (Brokers);

                   (ii)  The aggregate amount of all Losses for which Seller and the Seller Indemnitors shall be liable pursuant to Section 7.02(a) based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.22 (Taxes) shall not exceed $3,000,000; but the Basket and the Cap shall not apply with respect to any such Losses.

                   (iii) The cumulative aggregate amount of all Losses for which (i) the Seller shall be liable pursuant to Section 7.02 shall not exceed the proceeds actually received by Seller; and (ii) any Seller Indemnitor shall be liable pursuant to Section 7.02 shall not exceed such Seller Indemnitor's Pro Rata Share of the proceeds actually received by the Seller; and

                   (iv)  The cumulative aggregate amount of all Losses for which the Buyer shall be liable pursuant to Section 7.03 shall not exceed the Base Purchase Price.

            (d)   For purposes of this Article VII, the amount of Losses resulting from any inaccuracy in or breach of any representation or warranty are to be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

      Section 7.05 Indemnification Procedures. The party making a claim under this Article VII is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this Article VII is referred to as the "Indemnifying Party".

            (a)   Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof (a "Claim Notice"), but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice will not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party is to describe the Third Party Claim in reasonable detail, is to include copies of all material written evidence thereof and is to indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party may participate in, or by giving written notice to the Indemnified Party, assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel so long as the Indemnifying Party gives written notice to the Indemnified Party within 15 days after the Indemnifying Party receives the Claim Notice that the Indemnifying Party will, subject to the limitations set forth in this Article VII, indemnify the Indemnified Party from and against the Losses that may be incurred or sustained by, or imposed upon, the Indemnifying Party based upon, arising out of, with respect to or by reason of the Third Party Claim, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is the Seller or a Seller Indemnitor, such Indemnifying Party will not have the right to defend or direct the defense of any such Third Party Claim that (w) seeks an injunction, other equitable relief, any other remedy other than the payment of monetary damages, or any remedy for special, incidental or consequential damages against the Indemnified Party; (x) the Third Party Claim may involve any criminal proceeding; (y) it is reasonably likely that the Losses arising from such Third Party Claim exceed or will exceed the amount that the Indemnified Party would be entitled to recover as a result of the limitations in this Article VII; or (z) the Indemnified Party reasonably concludes, upon the advice of counsel, that the representation of both parties by the same counsel would be inappropriate due to a conflict. In the event that the Indemnifying Party assumes the defense of any

Third Party Claim, subject to Section 7.05(b), it may take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party may participate in the defense of any Third Party Claim with separate counsel selected by it subject to the Indemnifying Party's right to control the defense thereof (if permitted and if timely invoked under this section). Subject to the following sentence, the fees and disbursements of such separate counsel selected by the Indemnified Party will be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party will be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, does not have the right to defend or direct the defense of the Third Party Claim, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Seller, the Seller Indemnitors and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.01) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. Each of the parties will take such commercially reasonable actions as are requested by the party assuming the defense of a Third Party Claim that relate to the maintenance of attorney-client privilege, work product privilege and similar privileges in the defense thereof.

            (b)   Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party may not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party, which settlement would not involve any admission of wrongdoing or liability on the part of the Indemnified Party and which provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it may not agree to any settlement without the written consent of the Indemnifying Party (which consent is not to be unreasonably withheld or delayed) except that such consent will not be required if any payment that is required to be made as a result of that settlement is to be paid from the Indemnity Escrow Amount.

            (c)   Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") may be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give prompt written notice will not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party is to describe the Direct Claim in reasonable detail, is to include copies of all material written evidence thereof and is to indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party will be deemed to have rejected such claim, in which case the Indemnified Party may pursue such remedies as may be available to it on the terms and subject to the provisions of this Agreement.

            (d)   Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company or of any Subsidiary (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

      Section 7.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds; provided that in the case of a Loss where Seller or the Seller Indemnitors is an Indemnifying Party, such Loss shall be paid (1) first, to the extent that there are funds in the Indemnity Escrow Account, by release of funds to the Indemnified Party from the Indemnity Escrow Account; and (2) after exhaustion or release of all funds in the Indemnity Escrow Account, Seller shall be, and each Seller Indemnitor, severally, and not jointly, shall be liable, subject to the limitations set forth in this Article VII, to pay any Loss that has not been satisfied by in accordance with the preceding clause (1) by wire transfer of immediately available funds; provided that the Buyer may, at its option, cause the amount of any Loss that has not been satisfied in accordance with the preceding clauses (1) or (2) to be satisfied by means of an offset against any 2017 Additional Purchase Price or 2018 Additional Purchase Price that would otherwise become payable.

      Section 7.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement are to be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

      Section 7.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

      Section 7.09 Exclusive Remedies. Subject to Section 8.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from actual fraud or willful misrepresentation on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII, together with the Indemnity Escrow Agreement. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.09 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's actual fraud or intentional misrepresentation.

      Section 7.10 Other Claims; Mitigation. Buyer, Seller, the Company and each Seller Indemnitor shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder. In connection with any Losses for which an Indemnified Party may seek indemnification under this Article VII, such Indemnified Party shall use its commercially reasonable efforts to seek and pursue any available insurance coverage or other claims against third parties that such Indemnified Party may have in respect of such Losses. Each Indemnified Party shall in good faith seek to mitigate any of its Losses (including incurring costs necessary to remedy the breach which gives rise to the Losses) upon becoming aware of any event which would reasonably be expected to give rise thereto. If any such proceeds, benefits or recoveries are received by an Indemnified Party (or any of its Affiliates) from an insurer or third party with respect to any Losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall promptly pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Party's payment).

ARTICLE VIII
MISCELLANEOUS

      Section 8.01 Seller Representative.

            (a)   For purposes of this Agreement and each Transaction Document and the transactions contemplated hereby and thereby, Seller, without any further action, shall be deemed to have consented to the appointment effective as of the Closing of Graycliff (the "Seller Representative") as the representative of Seller , the attorney-in-fact for and on behalf of Seller with full power to act in Seller's name, place and stead and on behalf of Seller in the Seller Representative's sole and absolute discretion, and the taking by the Seller Representative of any and all actions and the making of any decisions required or permitted to be taken by Seller or the Seller Representative hereunder or relating to or under or in respect of, or in connection with, this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby on behalf of Seller, including, without limitation, the exercise of the power:

                  (i)   to determine, negotiate and agree upon the adjustments to the Purchase Price under this Agreement;

                  (ii)  to authorize distribution to Buyer of all or a portion of any amounts deposited with the Escrow Agent;

                  (iii) to give and receive notices and communications under this Agreement and each Transaction Document;

                  (iv)  to investigate, defend, prosecute or settle any matter (including any counterclaim, cross-claim or other similar matter) as to which indemnification may be sought hereunder, including, without limitation, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; and

                  (v)   to take all actions necessary or appropriate in the sole judgment of the Seller Representative for the accomplishment of the foregoing and for the purpose of effecting the transactions contemplated hereby, and exercising, on behalf of Seller, Seller's rights hereunder.

No bond shall be required of the Seller Representative, and the Seller Representative shall receive no compensation for its services. Notices or communications to or from the Seller Representative shall constitute notice to or from Seller.

            (b)   The Seller Representative shall have no liability whatsoever to Seller for any act done or omitted hereunder.

            (c)   A decision, act, consent or instruction of the Seller Representative shall constitute a decision of Seller and shall be final, binding and conclusive upon Seller, and each Buyer Indemnified Party may rely upon any such decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of Seller. Seller and Seller Representative shall jointly and severally indemnify and defend and hold harmless, the Buyer Indemnitees from and against any Losses which they may suffer, sustain, or become subject to, as the result of any claim by Seller or any other Person that any decision, act, consent or instruction of the Seller Representative is not binding on, or enforceable against, Seller.

      Section 8.02 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the party incurring such costs and expenses.

      Section 8.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder are to be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as may be specified in a notice given in accordance with this Section 8.03):

If to Seller:	Ambrell Holdings, LLC
c/o Graycliff Partners, L.P.
500 Fifth Avenue, 47th Floor
New York, New York 10110
Email: atrigg@graycliffpartners.com
notices@graycliffpartners.com
Attn: Andrew Trigg

If to Graycliff:	Graycliff Partners, L.P.
500 Fifth Avenue, 47th Floor
New York, New York 10110
Email: atrigg@graycliffpartners.com
notices@graycliffpartners.com
Attn: Andrew Trigg

in each case, with a copy to:	Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, NY 14604
Facsimile: 585-232-2152
Email: whoy@hselaw.com
Attention: William A. Hoy

If to Hudson River:	Hudson River Co-Investment Fund II LP
c/o Hamilton Lane Advisors, L.L.C.
One Presidential Boulevard, 4th Floor
Bala Cynwyd, PA 19004
Facsimile: (610) 617-9853
Email: klapicki@hamiltonlane.com
Attention: Kristin N. Lapicki

If to Buyer:	inTEST Corporation
804 East Gate Drive, Suite 200
Mount Laurel, NJ 08054
Facsimile: 856-505-8801
E-mail: h.regan.jr@intest.com
Attention: Hugh T. Regan Jr., Chief Financial Officer

with a copy to:	Saul Ewing LLP
1500 Market Street, 38th Floor
Philadelphia PA 19102
Facsimile: 215-972-4151
E-mail: dbrennan@saul.com
Attention: Dennis J. Brennan, Esq.

      Section 8.04 Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" are to be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein are to be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

      Section 8.05 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

      Section 8.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

      Section 8.07 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

      Section 8.08 Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of both the Buyer and Seller, which consent may not be unreasonably withheld or delayed. It is expressly agreed that the rights of Seller to receive any amount in respect of the 2017 Additional Purchase Price or the 2018 Additional Purchase Price are not assignable or transferrable except by operation of law. No assignment will relieve the assigning party of any of its obligations hereunder.

      Section 8.09 No Third-party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or would confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      Section 8.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Buyer on the one hand and Seller on the other hand. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party will operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Nothing contained herein shall be treated as an amendment to any particular Benefit Plan.

      Section 8.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

            (a)   This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

            (b)   ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA THAT ARE LOCATED IN THE STATE OF DELAWARE OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

            (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.11(c).

      Section 8.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

      Section 8.13 Counterparts. This Agreement may be executed in counterparts, each of which is to be deemed an original, but all of which together are to be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is to be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Seller: AMBRELL HOLDINGS, LLC By: /s/ Andrew P. Trigg Name: Anrew P. Trigg Title: President

Company: AMBRELL CORPORATION By: /s/ Anthony C. Mazzullo Name: Anthony C. Mazzullo Title: Chief Executive Officer

Graycliff:
GRAYCLIFF PRIVATE EQUITY PARTNERS III LP
   By:   Graycliff Private Equity Partners III GP LP
   as General Partner
   By:   Graycliff Private Equity Partners III GP LLC
   as General Partner
   By:   Graycliff Partners LP
   as Sole Member
   By: Graycliff Partners GP LLC
   As General Partner

By:   /s/ Andrew P. Trigg
Name:   Anrew P. Trigg
Title:   Member

Hudson River: HUDSON RIVER CO-INVESTMENT FUND II LP By: Hamilton Lane New York Co-Investment Fund II LLC, its general partner By: /s/ Lydia A. Gravalis Name: Lydia A. Gravalis Title: Vice President

Buyer: INTEST CORPORATION By: /s/ Hugh T. Regan, Jr. Name: Hugh T. Regan, Jr. Title: Secretary, Treasurer and Chief Finanical Officer

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